Exhibit 5

Portions of this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted materials have been separately provided to the Securities and Exchange Commission, and the redacted portions have been marked at the appropriate places with three asterisks inside of brackets “[***]”

Execution Version
USD350,000,000 Revolving Facilities Agreement CITIC CAPITAL CHINA PARTNERS IV, L.P. as Borrower CCP IV GP LTD. as General Partner and Société Générale, Hong Kong Branch as Lender

16 January 2020

CONTENTS

CLAUSE	PAGE

1.	definitions and INTERPRETATION	4
2.	THE FACILITIES	23
3.	PURPOSE	23
4.	CONDITIONS OF UTILISATION	24
5.	extension OPTION	24
6.	UTILISATION – Loans	25
7.	UTILISATION - LETTERS OF CREDIT	25
8.	LETTERS OF CREDIT	27
9.	REPAYMENT	28
10.	PREPAYMENT AND CANCELLATION	29
11.	INTEREST	31
12.	INTEREST PERIODS	32
13.	CHANGES TO THE CALCULATION OF INTEREST	32
14.	FEES	34
15.	TAX GROSS-UP AND INDEMNITIES	35
16.	INCREASED COSTS	37
17.	OTHER INDEMNITIES	39
18.	MITIGATION BY THE LENDER	40
19.	COSTS AND EXPENSES	40
20.	REPRESENTATIONS	41
21.	INFORMATION UNDERTAKINGS	49
22.	FINANCIAL COVENANTS	53
23.	GENERAL UNDERTAKINGS	54
24.	EVENTS OF DEFAULT	60
25.	CHANGES TO THE LENDER	65
26.	CHANGES TO THE OBLIGORS	67
27.	PAYMENT MECHANICS	67
28.	SET-OFF	69
29.	NOTICES	69
30.	CALCULATIONS AND CERTIFICATES	71
31.	PARTIAL INVALIDITY	71
32.	REMEDIES AND WAIVERS	71
33.	AMENDMENTS AND WAIVERS	71
34.	CONFIDENTIAL INFORMATION	72
35.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS	76
36.	COUNTERPARTS	77
37.	GOVERNING LAW	77
38.	ENFORCEMENT	77
schedule 1		79
The Original Parties		79
Part 1 - The Obligors		79
Part 2 - The Original Lender		79
schedule 2		80
Conditions Precedent		80
1.	Corporate Documents	80
2.	Finance Documents	81
3.	Transaction Security Documents	81
4.	Existing Facility	81
5.	Legal opinions	81
6.	Other documents and evidence	82
schedule 3		83
Utilisation Request		83
Part 1 - Utilisation Request – Loans		83
Part 2 - Utilisation Request – Letters of Credit		86

schedule 4	89
Form of Compliance Certificate	89
schedule 5	90
Timetables	90
Part 1 – Loans	90
Part 2 – Letters of Credit	91
schedule 6	92
Form of Letter of Credit	92
schedule 7	95
Borrowing Base Certificate	95
Annex	96
List of Eligible Investors	96
schedule 8	97
Existing Included Investors	97
schedule 9	98
Current Undrawn Capital Commitments	98

THIS AGREEMENT is made on 16 January 2020

between:

(1)	CITIC CAPITAL CHINA PARTNERS IV, L.P., a Cayman Islands exempted limited partnership with registration number [***]acting through its general partner, the General Partner (as defined below), having its registered office at c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands as borrower (the "Borrower");

(2)	CCP IV GP LTD., a Cayman Islands incorporated company with company number [***], acting on behalf of itself and on behalf of the Borrower, having its registered office at c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands (the "General Partner"); and

(3)	SOCIÉTÉ GÉNÉRALE, a public limited company incorporated in France, acting through its Hong Kong Branch, whose principal place of business is 38/F Three Pacific Place, 1 Queen’s Road East, Hong Kong as original lender and issuing bank (the "Original Lender").

The Parties agree as follows:

1.	definitions and INTERPRETATION

1.1	Definitions

In this agreement:

"Acceptable Bank" means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by S&P Global Ratings or Fitch Ratings Ltd or A2 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Lender;

"Account Bank" means:

(a)	[***]; or

(b)	an Acceptable Bank agreed by the Lender;

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

"Anti-Corruption Laws" means the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 and any similar laws or regulations in any jurisdiction relating to bribery, corruption or any similar practices;

"Assignment over Capital Calls" means the security assignment deed dated on or about the date of this agreement and granted by the Borrower and the General Partner over the Undrawn Capital Commitments of all Investors and the right to call for Undrawn Capital Commitments of all Investors under the Fund Documents;

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

"Availability Period" means the period from and including the date of this agreement to and including the date 30 days prior to the Termination Date;

"Available Commitment" means at any time the Commitments minus:

(a)	the aggregate amount of any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the aggregate amount of any Utilisations that are due to be made on or before the proposed Utilisation Date,

other than any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date;

"Available Facility" means at any time, the lesser of:

(a)	the aggregate for the time being of the Available Commitment; and

(b)	the Borrowing Base;

"Blocking Law" means:

(a)	any provision of Council Regulation (EC) 2271/96 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom); or

(b)	any similar blocking or anti-boycott law;

"Borrowing Base" means, at the relevant time, an amount equal to:

(a)	the sum of:

(i)	90 per cent of the aggregate Eligible Undrawn Commitments of Eligible Investors which are Included Investors at that time; and

(ii)	65 per cent of the aggregate Eligible Undrawn Commitments of Eligible Investors which are Designated Investors at that time;

minus

(b)	the aggregate amount of the actual or contingent liabilities of the Borrower under any Financial Indebtedness;

"Borrowing Base Certificate" means a borrowing base certificate prepared by the Borrower substantially in the form set out in schedule 7 (Form of Borrowing Base Certificate) or any other form agreed between the Borrower and the Lender to include the following information:

(a)	details of all Eligible Investors and the General Partner;

(b)	for each Eligible Investor and the General Partner, the amount of its Capital Commitment and its Undrawn Capital Commitment; and

(c)	the aggregate amounts of any loans, guarantees and other obligations of the Borrower for which Eligible Undrawn Commitments are available to repay;

"Borrowing Base Deficit" means the Borrowing Base Deficit Amount is zero or more;

"Borrowing Base Deficit Amount" means, at the relevant time, an amount equal to the Total Financial Indebtedness minus the Borrowing Base;

"Break Costs" means the amount (if any) by which:

(a)	the interest which the Lender should have received pursuant to the terms of this agreement for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Hong Kong and in relation to any date for the payment or purchase of dollars, New York;

"Call Notice" has the meaning given to the term "Funding Notice" in the Partnership Agreement;

"Capital Commitment" has the meaning given to the term "Commitment" in the Partnership Agreement;

"Capital Contributions" has the meaning given to the term "Capital Contribution" in the Partnership Agreement;

"Cash Equivalent Investments" means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by S&P Global Ratings or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds which:

(i)	have a credit rating of either A-1 or higher by S&P Global Ratings or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited; and

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above,

to the extent that investment can be turned into cash on not more than 30 days' notice; or

(e)	any other debt security approved by the Lender,

in each case, to which the relevant Obligor is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than the Transaction Security);

"CITIC Capital" means CITIC Capital Holdings Limited, a company incorporated under the laws of Hong Kong with company registration number [***];

"Charged Property" means all of the assets of the Borrower which from time to time are, or are expressed to be, the subject of the Transaction Security;

"Code" means the US Internal Revenue Code of 1986;

"Commitment" means the Facility A Commitment or the Facility B Commitment;

"Companies Law" Companies Law (2020 Revision) (as amended) of the Cayman Islands;

"Compliance Certificate" means a certificate substantially in the form set out in schedule 4 (Form of Compliance Certificate);

"Concentration Limit" means:

(a)	with respect to an Included Investor, such Included Investor's Undrawn Capital Commitment accounts for more than 20 per cent of the aggregate Undrawn Capital Commitments of all Eligible Investors; and

(b)	with respect to a Designated Investor:

(i)	when taken alone, such Designated Investor's Undrawn Capital Commitment accounts for more than 10 per cent of the aggregate Undrawn Capital Commitments of all Eligible Investors; or

(ii)	when aggregated with all other Designated Investors, such Designated Investor's Undrawn Capital Commitment (when aggregated with all other Designated Investors' Undrawn Capital Commitments) accounts for more than 35 per cent of the aggregate Undrawn Capital Commitments of all Eligible Investors;

"Confidential Information" means all information relating to the Borrower, any other Obligor, the Fund Documents, the Finance Documents or the Facilities of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facilities from any Obligor or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(a)	information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of clause 34 (Confidential Information);

(ii)	is identified in writing at the time of delivery as non-confidential by any Obligor or any of its advisers; or

(iii)	is known by the Lender before the date the information is disclosed to it or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Obligors and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(b)	any Funding Rate or Reference Bank Quotation;

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Lender;

"Controlled Group" means a corporation, trade or business that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Internal Revenue Code or Section 4001 of ERISA;

"Default" means an Event of Default or any event or circumstance specified in clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Lender;

"Defaulting Limited Partner" has the meaning given to that term in section 3.7(a) of the Partnership Agreement;

"Deposit Account" means the bank account maintained by the Borrower with the Account Bank with account number [***] for the purpose of receiving all Capital Contributions and other amounts received by or on behalf of the Borrower from the Investors pursuant to the terms of the Fund Documents and which is pledged to the Lender pursuant to the Pledge over Account;

"Deposit Account Control Agreement" means the deposit account control agreement dated on or about the date of this agreement in respect of the bank account subject to the Pledge over Account between the relevant Account Bank, the Borrower and the Lender;

"Designated Investor" means an Investor which is not an Included Investor but has been approved by the Lender as a Designated Investor;

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

"Eligible Institution" means the Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower and which, in each case, is not an Affiliate of the Borrower;

"Event of Default" means any event or circumstance specified as such in clause 24 (Events of Default);

"Eligible Investors" means, at any time, an Included Investor or a Designated Investor which is not an Excluded Investor;

"Eligible Undrawn Commitment" means, in relation to each Investor, its Undrawn Capital Commitment provided always that:

(a)	in relation to an Investor that has been or is entitled to be excused from funding any part (but not all) of its Undrawn Capital Commitment pursuant a provision of the Fund Documents, the aggregate amounts of all Undrawn Capital Commitments that such Investor is excused from or is entitled to be excused from funding shall be excluded from the calculation of the Eligible Undrawn Commitment of such Investor; and

(b)	if the Undrawn Capital Commitment(s) of an Investor or a group of Investors exceed(s) the Concentration Limit applicable to such Investor or (as the case may be) group of Investors, the Undrawn Capital Commitment(s) above the applicable Concentration Limit shall be excluded from the calculation of the Eligible Undrawn Commitment of such Investor or (as the case may be) group of Investors;

"ELP Law" is the Exempted Limited Partnership Law (2018 Revision) (as amended) of the Cayman Islands;

"ERISA" is the Employee Retirement Income Security Act of 1974, as amended, and its regulations ;

"Excluded Investor" means any Investor:

(a)	that has withdrawn from the Borrower and has given the notice thereof (or the Borrower is otherwise aware thereof) or who otherwise ceases to be a limited partner of the Borrower for any reason;

(b)	whose entire Capital Commitment has been excused, terminated or released for any reason;

(c)	whose entire Capital Commitment or Undrawn Capital Commitment has been transferred to another person or entity (the "Transferee") who has not been approved by the Lender (in their sole discretion) as an Included Investor or a Designated Investor provided that either (i) the Transferee or (ii) the Transferee's immediate beneficial owner, ultimate beneficial owner or sponsor (each as the Lender considers appropriate in their sole discretion) has been approved by the Lender in its sole discretion prior to any such transfer;

(d)	who has refused to honour any Call Notice for any reason;

(e)	in relation to which any equivalent action to that specified in clauses 24.6 (Insolvency) and 24.7 (Insolvency proceedings) is taken or has occurred;

(f)	that has been designated a Defaulting Limited Partner under the Partnership Agreement, or who has otherwise defaulted in the performance of any material obligation under Fund Documents (and such default has not been waived or remedied to the satisfaction of the Lender);

(g)	in respect of which the Assignment over Capital Calls is not in full force and effect or does not create in favour of the Lender the Security which it is expressed to create with the ranking and priority it is supposed to have, in respect of the Capital Commitment or Undrawn Capital Commitment of that Investor;

(h)	in respect of which a judgment or decree has been entered by a court of competent jurisdiction, where such judgment or decree, in the reasonable opinion of the Lender, has or is likely to have an adverse effect on that Investor's ability or willingness to honour a Call Notice;

(i)	which commences or continues litigation, arbitration or administrative proceedings against the Borrower which, in the reasonable opinion of the Lender, have or are likely to have an adverse effect on that Investor's ability or willingness to honour a Call Notice;

(j)	that is a Sanctioned Person;

(k)	on whom the Borrower fails to comply with the "know your customer" check by the Lender; or

(l)	that was an Eligible Investor by virtue of designation as an Included Investor or a Designated Investor and which is subject to a material adverse change in its financial condition since such designation or approval (as determined by the Lender) of such Designated Investor, as the case may be, in any given financial year);

"Existing Facility" means the Financial Indebtedness incurred by the Borrower under the loan and security agreement dated 22 December 2016 as amended on 18 January 2018, 17 September 2018, 4 September 2019 and 13 December 2019 entered into between, among others, the Borrower and the Existing Facility Lender;

"Existing Facility Lender" means Silicon Valley Bank;

"Existing Security" means the Security created in respect of the Borrower's assets and rights under the loan and security agreement dated 22 December 2016 as amended on 18 January 2018, 17 September 2018, 4 September 2019 and 13 December 2019 entered into between, among others, the Borrower and the Existing Facility Lender;

"Expiry Date" means, for a Letter of Credit, the last day of its Term;

"Extended Termination Date" means the date falling 24 Months from date of this agreement;

"Facility" means Facility A or Facility B;

"Facility A" means the committed revolving credit facility made available under this agreement as described in clause 2.1(a) (The Facilities);

"Facility A Commitment" means being up to USD170,000,000 at the date of this agreement to the extent not cancelled, reduced or transferred by it under this agreement;

"Facility A Loan" means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan;

"Facility B" means the uncommitted revolving credit facility made available under this agreement as described in clause 2.1(b) (The Facilities);

"Facility B Commitment" means being up to USD180,000,000 at the date of this agreement, to the extent not cancelled, reduced or transferred by it under this agreement;

"Facility B Loan" means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan;

"Facility Office" means the office or offices through which the Lender will perform its obligations under this agreement;

"Fair Market Value" has the meaning given to the term "Fair Market Value" in the Partnership Agreement;

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA;

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction;

"Finance Document" means:

(a)	this agreement;

(b)	each Transaction Security Document; and

(c)	the Deposit Account Control Agreement; and

(d)	any other document designated as such by the Lender and the Borrower;

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in release of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above;

"Fund Documents" means:

(a)	the Partnership Agreement;

(b)	each Subscription Agreement;

(c)	the Investment Management Agreements;

(d)	each side letter between the Borrower and/or the General Partner and an Investor relating to the Partnership Agreement and/or the relevant Subscription Agreement which (i) has been entered into prior to the date of this agreement, as amended or restated from time to time and (ii) has been delivered to the Lender prior to the date of this agreement; and

(e)	any other document designated as such by the Lender and the Borrower;

"Funding Rate" means any individual rate notified by the Lender to the Borrower pursuant to clause 13.4 (Cost of Funds);

"GAAP" means the generally accepted accounting principles in US;

"Group" means the Borrower and its Subsidiaries;

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary;

"Included Investor" means an Investor which has been approved as an "Included Investor" by the Lender, a list of which as at the date of this agreement is set out in schedule 8 (Existing Included Investors);

"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature;

"Initial Termination Date" means the date falling 12 Months from date of this agreement;

"Interest Period" means, in relation to a Loan, each period determined in accordance with clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 11.3 (Default Interest);

"Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to four (4) decimal places) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan;

"Investment Period" has the meaning given to the term "Commitment Period" in the Partnership Agreement;

"Investment Management Agreements" means:

(a)	the Investment Management Agreement (Borrower); and

(b)	the investment agreement dated [***]between the [***] and [***];

"Investment Management Agreement (Borrower)" means the investment management agreement dated [***] between the Investment Manager and the Borrower;

"Investment Manager" means [***];

"Investments" means an investment made or to be made by or on behalf of the Borrower in accordance with the terms of the Partnership Agreement and investment objectives set out in the Fund Documents;

"Investors" means each of the Limited Partners approved by the Lender which has committed to invest in the Borrower;

"Key Person" means [***];

"Legal Reservations" means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under any limitation acts, the possibility that an undertaking to assume liability for or indemnity a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion supplied to the Lender pursuant to clause 4.1 (Initial Conditions Precedent);

"Lender" means:

(a)	the Original Lender; or

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with clause 25 (Changes to the Lender),

which in each case has not ceased to be a Party as such in accordance with the terms of this agreement;

"Letter of Credit" means:

(a)	a letter of credit, substantially in the form set out in schedule 6 (Form of Letter of Credit) or in any other form requested by the Borrower and agreed by the Lender; or

(b)	any guarantee, indemnity or other instrument in a form requested by the Borrower and agreed by the Lender;

"Letter of Credit Rate" means, subject to clause 5 (Extension Option):

(a)	with respect to any Letter of Credit issued under Facility A, [***] per cent per annum; or

(b)	with respect to any Letter of Credit issued under Facility B, [***] per cent per annum;

"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to clause 13.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero;

"Limited Partner" has the meaning given to the term "Limited Partner" in the Partnership Agreement.

"London Business Day" means a day (other than a Saturday or Sunday) on which commercial banks are open for general business including dealings in interbank deposits in London;

"LMA" means the Loan Market Association;

"Loan" means a loan made or to be made under a Facility or the principal amount outstanding for the time being of that loan;

"Management Fee" has the meaning given to that term in section 4.3(a) of the Partnership Agreement;

"Margin" means, subject to clause 5 (Extension Option):

(a)	[***] per cent per annum for Facility A; or

(b)	[***] per cent per annum for Facility B;

"Market Disruption Event" means, at or before 5:00 p.m. on the Quotation Day, the cost to the Lender of funding the Facility from whatever source it may select would be in excess of LIBOR;

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor;

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents;

"Month" means a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end;

The rules above will only apply to the last Month of any period;

"New Lender" has the meaning given to that term in clause 25 (Changes to the Lenders);

"Obligor" means the Borrower or the General Partner;

"OFAC" means Office of Foreign Assets Control of the United States Department of the Treasury;

"Original Financial Statements" means:

(a)	the audited financial statements of the Borrower for the financial year ended 31 December 2018; and

(b)	the unaudited financial statements of the Borrower for the financial half year ended 30 June 2019;

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated or formed as at the date of this agreement;

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

"Partnership Agreement" means the Amended and Restated Agreement of Exempted Limited Partnership of CITIC Capital China Partners IV, L.P., dated [***] and made between the General Partner and [***], as amended by the Partnership Agreement (No. 1 Amendment), each in the forms delivered to the Lender pursuant to clause 4.1 (Initial conditions precedent);

"Partnership Agreement (No. 1 Amendment)" means the Amendment No.1 to the Partnership Agreement dated [***] made between the General Partner and each Limited Partner referred to therein;

"Party" means a party to this agreement;

"Perfection Requirements" means the making or procuring of appropriate registrations, filings, endorsements, notarisations, stampings and/or notifications of the Transaction Security Documents and/or the Transaction Security customary or necessary for the enforceability, fixing of priority, or production in evidence of the relevant Transaction Security Document and/or Transaction Security;

"Permitted Affiliate Transactions" means any transactions with an Affiliate that is expressly permitted by the Partnership Agreement and the relevant side letters entered with the Investors;

"Permitted Financial Indebtedness" means:

(a)	as of any date on or before the first Utilisation Date, the Existing Facility;

(b)	any Financial Indebtedness existing on the date of this agreement and disclosed to the Lender;

(c)	any Financial Indebtedness in the form of ordinary banking services with a bank in including letters of credit, cash management services, interest rate swaps;

(d)	any Financial Indebtedness in the form of foreign exchange hedge facilities, provided that the aggregate amount of such Financial Indebtedness shall not, at any time, be greater than USD[***];

(e)	any guarantee or indemnity granted for the Financial Indebtedness incurred by any Investments;

(f)	any Financial Indebtedness in form of an extension, amendment or refinancing of any Financial Indebtedness permitted by paragraphs (a) to (e) of this definition but provided that the principal amount thereof is not increased or the terms thereof are not modified a manner which is more onerous to comply with; or

(g)	any other arrangement to which the Lender has given its written consent;

"Permitted Investments" means:

(a)	any Investment existing on the date of this agreement and disclosed to the Lender;

(b)	any Investment in the form of Cash Equivalents;

(c)	any Investment expressly permitted pursuant to the Partnership Agreement; or

(d)	any other Investment to which the Lender has given its written consent;

"Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code;

"Plan Asset Regulation" means the U.S. Department of Labor regulation located at 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA;

"Pledge over Account" means the pledge over the Deposit Account to be granted by the Borrower as pledger in favour of the Lender in form and substance satisfactory to the Lender;

"Power of Attorney" means the security power of attorney granted by each Obligor to the Lender in substantially the form set out in Schedule 2 to the Assignment over Capital Calls or such other form acceptable of the Lender;

"Quotation Day" means:

(a)	in relation to any period for which an interest rate is to be determined, one (1) London Business Days before the first day of that period (unless market practice differs in the Relevant Market, in which case the Quotation Day for that currency will be determined by the Lender in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one (1) day, the Quotation Day will be the last of those days)); and

(b)	in relation to any Interest Period the duration of which is selected by the Lender pursuant to clause 11.3 (Default interest), such date as may be determined by the Lender (acting reasonably);

"Recallable Distributions" means the Capital Contributions recallable pursuant to section 5.2 of the Partnership Agreement;

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property;

"Reference Bank Quotation" means any quotation supplied to the Lender by a Reference Bank;

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four (4) decimal places) as supplied to the Lender at its request by the Reference Banks:

(a)	if:

(i)	the Reference Bank is a contributor to the applicable Screen Rate; and

(ii)	it consists of a single figure,

the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)	in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market; or

"Reference Banks" means the entities appointed by the Lender in consultation with the Borrower;

"Release Agreement" means a release agreement dated on or about the first Utilisation Date in connection with the release of the Existing Security in respect of the Obligors;

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Document entered into by it;

"Relevant Market" means the London interbank market;

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;

"Repayment Date" means the earlier of:

(a)	the repayment date specified in the Utilisation Request; and

(b)	the Termination Date;

"Renewal Request" means a written notice delivered to the Lender in accordance with clause 7.6 (Renewal of a Letter of Credit);

"Repeating Representations" means each of the representations set out in clause 20 (Representations) except for clause 20.8 (Deduction of Tax) and clause 20.9 (No filing or stamp taxes);

"Replacement Benchmark" means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Lender and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to that Screen Rate; or

(c)	in the opinion of the Lender and the Obligors, an appropriate successor to a Screen Rate;

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

"Rollover Loan" means one (1) or more Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Loan is due to be repaid; or

(ii)	a demand by the Lender pursuant to a drawing in respect of a Letter of Credit is due to be met;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan or the relevant claim in respect of that Letter of Credit;

(c)	in the same currency as the maturing Loan or the relevant claim in respect of that Letter of Credit; and

(d)	made or to be made to the same Borrower for the purpose of:

(i)	refinancing that maturing Loan; or

(ii)	satisfying the relevant claim in respect of that Letter of Credit;

"Sanctioned Person" means any person who is a designated target of Sanctions or is otherwise a subject of Sanctions (including without limitation as a result of being (a) owned or controlled directly or indirectly by any person which is a designated target of Sanctions, or (b) organised under the laws of, or a citizen or resident of, any country that is subject to general or country-wide Sanctions);

"Sanctioned State" is any country, state or sovereign entity that is subject to a country sanctions program administered or enforced by OFAC, any agency thereof or any person domiciled in or controlled thereby;

"Sanctions" means any economic or financial sanctions, trade embargoes or similar measures enacted, administered or enforced by any of the following (or by any agency of any of the following):

(a)	the United Nations;

(b)	the United States of America;

(c)	the United Kingdom; or

(d)	the European Union or any present or future member state thereof;

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower;

"Screen Rate Replacement Event" means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Lender and the Obligors, materially changed;

(b)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent;

(c)	information is published in any order, decree, notice, petition or filing, however described, of filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent;

(d)	provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(e)	the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(f)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued;

(g)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(h)	in the opinion of the Lender and the Obligors, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this agreement;

"Secured Obligations" means all obligations at any time due, owing or incurred by any Obligor to any Secured Party under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity);

"Secured Parties" means the Lender from time to time party to this agreement and any Receiver or Delegate;

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

"Specified Time" means a day or time determined in accordance with schedule 5 (Timetables);

"Subscription Agreement" means each subscription agreement entered into between the Borrower and the Investors pursuant to which the Investors commit to capital to the Borrower;

"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006;

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007;

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro;

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

"Term" means each period determined under this agreement for which the Lender is under a liability under a Letter of Credit;

"Termination Date" means

(a)	the Initial Termination Date; or

(b)	if extended pursuant to clause 5 (Extension Option), the Extended Termination Date;

"Total Borrowing Amount" means, at any time, an amount equal to the lesser of:

(a)	the total amount of the Commitments; and

(b)	the Borrowing Base;

"Total Financial Indebtedness" means the aggregate amount of all the outstanding Financial Indebtedness of the Borrower;

"Transaction Security" means the Security created or expressed to be created in favour of the Lender pursuant to the Transaction Security Documents;

"Transaction Security Documents" means each of:

(a)	Assignment over Capital Calls;

(b)	Pledge over Account;

(c)	Power of Attorney;

(d)	any other document evidencing or creating Security over any asset to secure any obligation of any Obligor to a Secured Party under the Finance Documents; or

(e)	any other document designated as such by the Lender and the Borrower;

"Undrawn Capital Commitments" has the meaning given to the term "Available Commitment" in the Partnership Agreement;

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents;

"US" means the United States of America;

"Utilisation" means a Loan or a Letter of Credit;

"Utilisation Date" means the date of a Utilisation, being the date on which a Loan is to be made or the relevant Letter of Credit is to be issued;

"Utilisation Rate" means, in relation to any day, the ratio, expressed as a percentage, of the aggregate amount of the outstanding Loans at close of business on that day (or, if any such day shall not be a Business Day, at such close of business on the immediately preceding Business Day) to the Commitments at close of business on that day (or if any such day shall not be a Business Day, at such close of business on the immediately preceding Business Day); and

"Utilisation Request" means a notice substantially in the relevant form set out in schedule 3 (Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this agreement to:

(i)	the "Lender", any "Obligor", any "Party", any "Secured Party", or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	the "Interest Period" of a Letter of Credit shall be construed as a reference to the Term of that Letter of Credit;

(vi)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)	a Utilisation made or to be made to the Borrower includes a Letter of Credit issued on its behalf;

(viii)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to Hong Kong time.

(b)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this agreement.

(c)	Section, clause and schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this agreement.

(e)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

(f)	The Borrower "repaying" or "prepaying" a Letter of Credit means:

(i)	the maximum amount payable under the Letter of Credit being reduced or cancelled in accordance with its terms; or

(ii)	the Lender being satisfied that it has no further liability under that Letter of Credit,

and the amount by which a Letter of Credit is repaid or prepaid under paragraph (i) above is the amount of the relevant reduction or cancellation.

(g)	An amount borrowed includes any amount utilised by way of Letter of Credit.

(h)	Amounts outstanding under this agreement include amounts outstanding under or in respect of any Letter of Credit.

(i)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Borrower in respect of that Letter of Credit at that time.

(j)	The Borrower's obligation on Utilisations becoming "due and payable" includes the Borrower repaying any Letter of Credit in accordance with paragraph (f) above.

1.3	Currency Symbols and Definitions

"USD" and "dollars" denote the lawful currency of the United States of America.

1.4	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this agreement at any time.

(c)	Any Receiver or Delegate may, subject to this clause 1.4 and the Third Parties Act, rely on any clause of this agreement which expressly confers rights on it.

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this agreement, the Lender shall make available to the Borrower a revolving credit facility in an aggregate amount equal to the Commitments.

(b)	Notwithstanding of any other provision of this agreement, Facility B is uncommitted and is made available to the Borrower at the Lender's sole discretion. No Lender shall have any obligation to make any Utilisation under, or make available any part of, Facility B.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facilities to provide funding and other accommodation:

(a)	to repay the outstanding amounts under the Existing Facility and related costs and expenses;

(b)	to bridge the period the Borrower is required to fund an Investment and the Borrower receiving the Undrawn Capital Commitments for the amount of the relevant Investment;

(c)	to issue Letters of Credit to facilitate any Investment made, or potentially to be made by the Borrower;

(d)	to facilitate any Investment made by the Borrower, including to pay any expenses related to the discovery, holding, management, monitoring and disposal of such Investments;

(e)	for general working capital (including the payment of the Management Fees, provided that such Management Fees are due and payable); and/or

(f)	for such other purposes as the Lender may agree from time to time in writing,

and in each case in accordance with the Fund Documents.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial Conditions Precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in schedule 2 (Conditions Precedent) in form and substance satisfactory to it. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further Conditions Precedent

The Lender will only be obliged to comply with clause 6.4 (Utilisation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

(b)	after taking into account the amount of all requested Utilisations, the amount of all outstanding and requested Utilisations will not exceed the Total Borrowing Amount;

(c)	no Borrowing Base Deficit is continuing; and

(d)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum Number of Utilisations

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation, more than [***] Utilisations would be outstanding.

(b)	The Borrower may not request that a Letter of Credit be issued under the Facilities if, as a result of the proposed Utilisation, more than [***] Letters of Credit would be outstanding.

5.	extension OPTION

(a)	Provided that no Default is continuing at that date, the Borrower may, by giving notice to the Lender in writing (the "Extension Request") not earlier than 90 days and not later than 30 days before the Termination Date, request an extension of the Termination Date (the "Extension Option") to the Extended Termination Date. For the avoidance of doubt, the Lender may only extend its entire Commitment existing at the date of the Extension Request.

(b)	The Borrower and the Lender shall, following the receipt of the Extension Request by the Lender, enter into negotiations in good faith (for a period of not more than 20 days) with a view to agreeing on changes to the commercial terms of the Facilities including the Margin for the extended period of the term of the Facilities. Any agreement of the Lender to Extension Request shall be conditional on the Obligors entering into such amendment(s) or taking such action(s) to give effect to the new agreement between the Parties.

(c)	Subject to there being no Default continuing at the time of the acceptance by the Lender of the Extension Request, the Commitment will be extended conditional on the actions described in paragraph (b) above to the Extended Termination Date.

6.	UTILISATION – Loans

6.1	Delivery of a Utilisation Request

The Borrower may utilise the Facilities by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time, provided that in respect of Facility B only, the Borrower has, on a best effort basis, given prior written notice to the Lender of the proposed Utilisation at least 10 Business Days prior to the proposed Utilisation Date.

6.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with clause 6.3 (Currency and Amount);

(iii)	it specifies the Borrowing Base calculation; and

(iv)	the proposed Interest Period complies with clause 12 (Interest Periods).

(b)	Only one (1) Loan may be requested in each Utilisation Request.

6.3	Currency and Amount

(a)	The currency specified in a Utilisation Request must be dollars.

(b)	The amount of the proposed Loan must be a minimum of USD1,000,000 or, if less, the Available Facility.

6.4	Utilisation

If the conditions set out in this agreement have been met, the Lender shall make each Loan available by the Utilisation Date through its Facility Office.

6.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

7.	UTILISATION - LETTERS OF CREDIT

7.1	The Facilities

(a)	The Facilities may be utilised by way of Letters of Credit.

(b)	Clause 6 (Utilisation - Loans) does not apply to Utilisations by way of Letters of Credit.

7.2	Delivery of a Utilisation Request for Letters of Credit

The Borrower may request a Letter of Credit to be issued by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time, provided that in respect of Facility B only, the Borrower has, on a best effort basis at least 10 Business Days prior to the proposed Utilisation Date, and in any event no later than 3 Business Days prior to the proposed Utilisation Date, given prior written notice to the Lender of the proposed Utilisation.

7.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Facilities;

(c)	the currency and amount of the Letter of Credit comply with clause 7.4 (Currency and Amount);

(d)	the form of Letter of Credit is attached;

(e)	the Expiry Date of the Letter of Credit falls on or before the Termination Date applicable to the Facilities;

(f)	the delivery instructions for the Letter of Credit are specified;

(g)	it specifies the Borrowing Base calculation; and

(h)	the identity of the beneficiary of the Letter of Credit is approved by the Lender.

7.4	Currency and Amount

(a)	The currency specified in a Utilisation Request must be dollars.

(b)	The amount of the proposed Letter of Credit must a minimum of USD2,000,000 or, if less, the Available Facility.

7.5	Issue of Letters of Credit

(a)	If the conditions set out in this agreement have been met, the Lender shall issue the Letter of Credit on the Utilisation Date.

(b)	The Lender will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Letter of Credit to be renewed in accordance with clause 7.6 (Renewal of a Letter of Credit), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(c)	The Lender may issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to issue that Letter of Credit in any particular form of communication.

7.6	Renewal of a Letter of Credit

(a)	The Borrower may request that any Letter of Credit issued on behalf of the Borrower be renewed by delivery to the Lender of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)	The Lender shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in paragraph (d) of clause 7.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	Subject to paragraph (e) below, if the conditions set out in this agreement have been met, the Lender shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

(e)	Where a new Letter of Credit is to be issued to replace by way of renewal an existing Letter of Credit, the Lender is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Lender or the Lender is satisfied either that it will be returned to it or otherwise that no liability can arise under it.

8.	LETTERS OF CREDIT

8.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested the issue of that Letter of Credit shall repay or prepay that amount immediately.

8.2	Claims under a Letter of Credit

(a)	The Borrower irrevocably and unconditionally authorises the Lender to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (in this clause 8, a "claim").

(b)	The Borrower shall immediately on demand pay to the Lender an amount equal to the amount of any claim.

(c)	The Borrower acknowledges that the Lender:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of the Borrower under this clause 8 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

8.3	Indemnities

(a)	The Borrower shall immediately on demand indemnify the Lender against any cost, loss or liability incurred by the Lender (otherwise than by reason of the Lender's gross negligence or wilful misconduct) in acting as the Lender under any Letter of Credit requested by the Borrower.

(b)	The obligations of the Borrower under this clause are continuing obligations and will extend to the ultimate balance of sums payable by the Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(c)	The obligations of the Borrower under this clause will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any Obligor;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

8.4	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from the Lender in respect of any payment it may make under this clause 8.

9.	REPAYMENT

9.1	Repayment of Loans

(a)	Subject to paragraph (b) and clause 9.2 (Repayment on demand) below, the Borrower shall repay each Loan on the last day of its Interest Period.

(b)	Without prejudice to the Borrower's obligation under paragraph (a) above, but subject to paragraph (c) below, if:

(i)	one (1) or more Loans are to be made available to the Borrower:

(ii)	on the same day that a maturing Loan is due to be repaid by the Borrower;

(iii)	in the same currency as the maturing Loan; and

(iv)	in whole or in part for the purpose of refinancing the maturing Loan; and

the aggregate amount of the new Loans shall, unless the Borrower notifies the Lender to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans the Borrower will only be required to make a payment under clause 27.1 (Payments to the Lender) in an amount in the relevant currency equal to that excess; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans, the Borrower will not be required to make a payment under clause 27.1 (Payments to the Lender) and the Lender will be required to make a payment under clause 27.1 (Payments to the Lender) in respect of the new Loans only to the extent that the new Loans exceed the maturing Loan and the remainder of the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of the maturing Loan.

(c)	If a Loan (the "Initial Loan") is rolled into a new Loan (each such Loan, a "New Loan") pursuant to paragraph (b) above, the aggregate term of such Initial Loan and its corresponding New Loan(s) shall not exceed [***] days and if such aggregate term will exceed [***] days, the Borrower shall repay the outstanding amount in respect of the New Loan on the date falling [***] days after the date of the Initial Loan.

9.2	Repayment on demand

(a)	The Lender may, from time to time, monitor the financial condition of the Obligor with a view to determining whether to extend or continue to extend Facility B to the Borrower.

(b)	Notwithstanding any other provision of this agreement, the Lender may, at its sole discretion (without assigning any reason), at any time on written notice to any Borrower:

(i)	cancel all or any part of Facility B on demand; or

(ii)	demand immediate repayment/payment of any amount outstanding or otherwise due under or in relation to Facility B (whether principal, interest or other sum), whereupon the Borrower must within 15 Business Days pay the relevant amount to the Lender.

10.	PREPAYMENT AND CANCELLATION

10.1	Illegality

If (A) it is or becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this agreement or to fund, issue or maintain any Utilisation or it becomes unlawful for any Affiliate of the Lender to do so or (B) any member of the Group is or becomes a Sanctioned Person:

(a)	the Lender shall (or, in the case (B) above, the Lender may) promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower (or, in the case of (B) above, if the Lender so specifies in its notice or any subsequent notice), the Available Commitment will be immediately cancelled; and

(c)	the Borrower shall (in the case of (B) above, if the Lender so specifies in its notice or any subsequent notice) repay the Utilisations made to it on the last day of the Interest Period for each Utilisation occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

10.2	Borrowing Base Deficit

If a Borrowing Base Deficit occurs:

(a)	the Borrower shall promptly notify the Lender upon becoming aware of such event;

(b)	the Lender shall not be obliged to fund a Utilisation; and

(c)	the Lender shall declare the Borrowing Base Deficit Amount to be due and payable and the Borrower shall, within 10 Business Days of the occurrence of a Borrowing Base Deficit, make payment to the Lender in an amount equal to the Borrowing Base Deficit Amount.

10.3	Voluntary Cancellation

(a)	The Borrower may, if it gives the Lender not less than 10 Business Days' (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of USD5,000,000) of the Available Facility in respect of Facility A.

(b)	The Borrower may, if it gives the Lender not less than 10 Business Days' (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of USD5,000,000) of the Available Facility in respect of Facility B.

10.4	Voluntary Prepayment of Utilisations

The Borrower to which a Utilisation has been made may, if it gives the Lender not less than five (5) Business Days' (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of a Utilisation (but if in part, being an amount that the Utilisation by a minimum amount of USD500,000).

10.5	Mandatory Prepayment in respect of Investment Period Triggers

(a)	If an Investment Period Trigger occurs, then:

(i)	that Obligor shall notify the Lender as soon as practicable; and

(ii)	if the Lender so requires, the Lender shall cancel the Available Facility and declare all outstanding Utilisation, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Available Facility will be cancelled and all such outstanding Utilisation and amounts will become immediately due and payable.

(b)	For the purpose of this clause 10.5, "Investment Period Trigger" means any of the following events:

(i)	any Obligor intends to shorten the Investment Period such that the Investment Period will end prior to the Termination Date; or

(ii)	the Investment Period is suspended for any period of 10 consecutive Business Days or more.

10.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this clause 10 shall be irrevocable and, unless a contrary indication appears in this agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this agreement.

(d)	The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this agreement.

(e)	No amount of the Commitments cancelled under this agreement may be subsequently reinstated.

(f)	If all or part of a Utilisation is repaid or prepaid and is not available for redrawing (other than by operation of clause 4.2 (Further Conditions Precedent)), an amount of the Commitments (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

11.	INTEREST

11.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

11.2	Payment of Interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

11.3	Default Interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is [***] per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this clause 11.3 shall be immediately payable by the relevant Obligor on demand by the Lender.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be [***] per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.4	Notification of Rates of Interest

(a)	The Lender shall promptly notify the Borrower of the determination of a rate of interest under this agreement.

(b)	The Lender shall promptly notify the Borrower of each Funding Rate relating to a Loan.

12.	INTEREST PERIODS

12.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this clause 12, the Borrower may select an Interest Period of one (1) week and two (2) weeks, one (1) Month, two (2) Months, three (3) Months or six (6) Months or of any other period agreed between the Borrower and the Lender.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one (1) Interest Period only.

12.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(c)	Cost of Funds: If paragraph (b) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR for that Loan and clause 13.4 (Cost of Funds) shall apply to that Loan for that Interest Period.

13.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day, none or only one (1) of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

13.3	Market Disruption

If before close of business in London on the Quotation Day for the relevant Interest Period, the Lender notifies the Borrower that a Market Disruption Event has occurred, then clause 13.4 (Cost of Funds) shall apply to that Loan for the relevant Interest Period.

13.4	Cost of Funds

(a)	If this clause 13.4 applies, the rate of interest on the Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Borrower by the Lender as soon as practicable and in any event by close of business on the date falling two (2) Business Days after the Quotation Day (or, if earlier, on the date falling two (2) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select.

(b)	If this clause 13.4 applies and the Borrower so requires, the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of the Lender and the Borrower, be binding on all Parties.

13.5	Break Costs

(a)	The Borrower shall, within three (3) Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	The Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

14.	FEES

14.1	Commitment Fee

(a)	In respect of Facility A, the Borrower shall pay to the Lender a commitment fee computed and accruing on a daily basis at a rate of [***] per cent per annum on the Available Commitment at close of business on each day of that Commitment Period (or if any such day shall not be a Business Day, at such close of business on the immediately preceding Business Day).

(b)	For the purpose of this clause 14.1 (Commitment Fee):

"Commitment Period" means each successive period of three (3) Months from the date of this agreement, provided that the final period shall end on the earlier of:

(i)	the last day of the Availability Period; and

(ii)	if Commitments for Facility A are reduced to zero before the last day of the Availability Period, on the day on which such reduction to zero becomes effective.

(c)	The accrued commitment fee (if any) in this clause 14.1 is payable in arrears to the Lender on the last day of the relevant Commitment Period.

(d)	For the avoidance of doubt, no commitment fee shall be payable in respect of Facility B.

14.2	Arrangement Fee

(a)	In respect of Facility A, the Borrower shall pay to the Lender an arrangement fee (the "Arrangement Fee") of USD[***] in total, being calculated as an amount equal to [***] per cent flat of the Facility A Commitments (as at the date of this agreement).

(b)	The Arrangement Fee shall be paid by the Borrower to the Lender in full on the date falling five (5) Business Days after the date of this agreement.

(c)	For the avoidance of doubt, the Arrangement Fee is payable regardless of whether or not any Utilisation is made under Facility A and no arrangement fee shall be payable in respect of Facility B.

(d)	The payment of the Arrangement Fee shall be made in US Dollars to the account as specified in part 2 of schedule 1 (The Original Parties).

14.3	Extension Fee

(a)	If the Termination Date is extended to the Extended Termination Date, the Borrower shall pay to the Lender an extension fee (the "Extension Fee") calculated as an amount equal to [***] per cent flat of the Facility A Commitments as of the date of the Initial Termination Date.

(b)	The Extension Fee shall be paid by the Borrower to the Lender in full on the date falling five (5) Business Days after the Initial Termination Date.

14.4	Fees payable in respect of Letters of Credit

(a)	The Borrower shall pay to the Lender a Letter of Credit fee (computed at the Letter of Credit Rate) on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.

(b)	The accrued Letter of Credit fee on a Letter of Credit shall be payable on the last day of each successive period of three (3) Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit. If the outstanding amount of a Letter of Credit is reduced, any Letter of Credit fee accrued in respect of the amount of that reduction shall be payable on the day that that reduction becomes effective.

15.	TAX GROSS-UP AND INDEMNITIES

15.1	Tax definitions

(a)	In this clause 15 (Tax gross-up and indemnities):

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

(b)	Unless a contrary indication appears, in this clause 15 (Tax gross-up and indemnities) a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

15.2	Tax gross-up

(a)	All payments to be made by an Obligor to the Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	Each Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(c)	If an Obligor is required to make a Tax Deduction, such Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, an Obligor shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

15.3	Tax indemnity

(a)	Without prejudice to clause 15.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, within three (3) Business Days of demand, promptly indemnify the Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this clause 15.3 (Tax indemnity) shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is incorporated;

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office or other permanent establishment of the Lender actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which its Facility Office is located; or

(iii)	a FATCA Deduction required to be made by a Party.

(b)	If the Lender is intending to make a claim under paragraph (a) above, it shall notify the Borrower of the event giving rise to the claim, whereupon the Lender shall notify the Borrower thereof.

15.4	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b)	within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

15.5	Indirect Tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to any Party in connection with a Finance Document and the Lender is required to account to the relevant tax authority for the Indirect Tax, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse or indemnify the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

15.6	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (a)(ii) (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.7	FATCA Deductions

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

16.	INCREASED COSTS

16.1	Increased Costs

(a)	Subject to clause 16.3 (Exceptions), the Borrower shall, within five (5) Business Days of a demand by the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this agreement.

(b)	In this agreement:

"Basel III" means

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";

"CRD IV" means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(ii)	Directive 2013/36/EU of the European Parliament and the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms; and

"Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost (including, without limitation, internal charges or costs);

(iii)	a reduction of an amount due and payable under any Finance Document; or

(iv)	attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this agreement (but excluding any amendment arising out of Basel III) ("Basel II"), Basel III or CRD IV or any other law or regulation which implements Basel II, Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its Affiliates), in each case which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitments or funding or performing its obligations under any Finance Document.

16.2	Increased Cost Claims

(a)	The Lender intending to make a claim pursuant to clause 16.1 (Increased Costs) shall notify the Borrower of the event giving rise to the claim.

(b)	The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

16.3	Exceptions

Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by an Obligor;

(c)	compensated for by clause 15.3 (Tax indemnity) (or would have been compensated for under clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 15.3(a) (Tax indemnity) applied); or

(d)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

17.	OTHER INDEMNITIES

17.1	Currency Indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between:

(A)	the rate of exchange used to convert that Sum from the First Currency into the Second Currency; and

(B)	the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other Indemnities

(a)	The Borrower shall (or shall procure that an Obligor will), within three (3) Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this agreement (other than by reason of default or negligence by the Lender alone);

(iv)	issuing or making arrangements to issue a Letter of Credit requested by the Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this agreement (other than by reason of default or negligence by the Lender alone);

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Lender;

(vi)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this agreement;

(vii)	the taking, holding, protection or enforcement of the Transaction Security;

(viii)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law; or

(ix)	acting as the Lender, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Lender's, Receiver's or Delegate's gross negligence or wilful misconduct).

(b)	The Borrower shall promptly indemnify the Lender, each Affiliate of the Lender and each officer or employee of the Lender or its Affiliate, against any cost, loss or liability incurred by the Lender or its Affiliate (or officer or employee of the Lender or Affiliate) in connection with or arising out of the use of proceeds under a Facility or Transaction Security being taken over the Charged Property (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the use of proceeds under a Facility), unless such loss or liability is caused by the gross negligence or wilful misconduct of the Lender or its Affiliate (or employee or officer of the Lender or Affiliate). Any Affiliate or any officer or employee of the Lender or its Affiliate may rely on this clause 17.2 subject to clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

18.	MITIGATION BY THE LENDER

18.1	Mitigation

(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 10.1 (Illegality) or, in respect of the Lender, clause 15 (Tax Gross-Up and Indemnities) or clause 16 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of Liability

(a)	The Borrower shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under clause 18.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under clause 18.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

19.	COSTS AND EXPENSES

19.1	Transaction Expenses

The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (excluding legal fees) reasonably incurred by the Lender in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	the Transaction Security, this agreement and any other documents referred to in this agreement; and

(b)	any other Finance Documents executed after the date of this agreement.

19.2	Amendment Costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to clause 27.6 (Change of Currency),

the Borrower shall, within five (5) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement Costs

The Borrower shall, within five (5) Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Lender as a consequence of taking or holding the Transaction Security or enforcing these rights.

20.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this clause 20 (in respect of itself) to the Lender on the date of this agreement.

20.1	Status

(a)	The Borrower is an exempted limited partnership duly formed, validly existing and in good standing under the laws of the Cayman Islands and it acts by the General Partner pursuant to, and in accordance with, the Partnership Agreement.

(b)	The Borrower is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership or operation of property or the conduct of its business requires such qualification.

(c)	The Borrower has the power to own its assets and carry on its business as it is being conducted.

(d)	The General Partner is an exempted company with limited liability duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

(e)	No receiver, liquidator, administrator or similar officer has been appointed in respect of any Obligor or over or in respect of any of its assets.

(f)	Neither Obligor is subject to any immunity from any proceedings.

20.2	Binding Obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by each Obligor in each Finance Document are legal, valid, binding and enforceable obligations; and

(b)	without limiting the generality of paragraph (a) above, each Transaction Security Document creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

20.3	Non-Conflict with other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting by it of the Transaction Security (as applicable) do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the Fund Documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitutes a default or termination event (however described) under any such agreement or instrument,

in each case other than (a) above where such conflict has or is reasonably likely to have a Material Adverse Effect.

20.4	Power and Authority

(a)	Each Obligor has the power to enter into, perform and deliver and have taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by the Finance Documents.

(b)	No limit on the powers of any Obligor will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which that Obligor is a party.

20.5	Validity and Admissibility in Evidence

(a)	Subject to the Perfection Requirements, all Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	(save for any Cayman Islands stamp duty as referred to in clause 20.9 (No Filing or Stamp Taxes)) to make the Finance Documents to which it is a party admissible in evidence in its Original Jurisdiction; and

(iii)	to enable it to create the Transaction Security and to ensure that such Transaction Security has or will have the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations required for the conduct of its business as presently conducted have been obtained and are in full force and effect if failure to obtain or effect these Authorisations has or is reasonably likely to have a Material Adverse Effect.

20.6	Governing Law and Enforcement

(a)	The choice of governing law of each of the Finance Documents will be recognised and enforced in each Relevant Jurisdiction.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdiction.

20.7	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of clause 24.7 (Insolvency proceedings); or

(b)	creditors' process described in clause 24.8 (Creditor's process),

has been taken or, to its best knowledge and belief, threatened in writing in relation to it and none of the circumstances described in clause 24.6 (Insolvency) applies to it.

20.8	Deduction of Tax

It is not required to make any Tax Deduction from any payment it may make under any Finance Document to the Lender.

20.9	No Filing or Stamp Taxes

Subject to the Perfection Requirements, under the law of the Relevant Jurisdictions, it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, save that stamp duty will be payable on any Finance Document that is executed in, brought into or admitted in evidence in a court of, the Cayman Islands.

20.10	No Default

(a)	No Event of Default and, on the date of this agreement, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into the performance of any transaction contemplated by the Finance Documents.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the forgoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding upon it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

20.11	No Misleading Information

All of the information provided by each Obligor to the Lender under this agreement (including under clause 21 (Information Undertakings)) is true and complete, and it is not aware of any information which, if it had been disclosed to the Lender, could have altered the decision of the Lender to enter into this agreement and grant the financing.

20.12	Financial Statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	The most recent financial statements and management accounts delivered pursuant to clause 21.1 (Financial statements):

(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements of that Obligor; and

(ii)	in all material respects give a true and fair view of (if audited) or fairly present (if unaudited) the financial condition of the relevant Obligor as at the end of, and results of operations for, the period to which they relate.

(c)	Since the date of the most recent financial statements or (as the case may be) management accounts delivered pursuant to clause 21.1 (Financial Statements) there has been no change in the business or financial condition of the Borrower which has a Material Adverse Effect.

20.13	Pari Passu Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies or other entities generally.

20.14	No Proceedings Pending or Threatened

(a)	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which would reasonably be expected to result in damages or costs to it of more than, individually or in the aggregate, USD[***] not covered by independent third party insurance as to which liability has been accepted by the carrier providing such insurance or are reasonably likely to be adversely determined, and if adversely determined, are reasonably likely to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it.

(b)	No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it or its assets.

20.15	No breach of laws

No Obligor has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

20.16	Taxation

(a)	No Obligor is materially overdue in the filing of any Tax returns or is overdue in the payment of any amount in respect of Tax, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes.

20.17	Automatic exchange of Tax information

It is fully compliant with:

(a)	the Model 1B intergovernmental agreement entered into between the Cayman Islands and the United States in connection with the "Hiring Incentives to Restore Employment Act" and applicable Cayman Islands law and regulations implementing such agreement; and

(b)	the standard for automatic exchange of financial account information in tax matters published by the Organisation for Economic Co-Operation and Development and applicable Cayman Islands law and regulations intended to give effect thereto.

20.18	Security and Financial Indebtedness

(a)	No Security exists over all or any of assets over which it purports to create Security other than (i) the Existing Security and (ii) any other Security permitted under clause 23.3 (Negative Pledge). It is the sole beneficial owner of the assets over which it purports to grant Security and no Security exists over all or any of assets over which it purports to create Security other than any Security permitted under clause 23.3 (Negative Pledge).

(b)	The Borrower does not have any Financial Indebtedness outstanding other than the Existing Facility (which will be refinanced by the Facilities) or any other Permitted Financial Indebtedness.

20.19	Ranking

Subject to the Perfection Requirements, the Transaction Security has or will have first ranking priority (after the Existing Security has been released) and it is not subject to any prior ranking or pari passu ranking Security other than the Existing Security.

20.20	Fund Documents

(a)	The copies of the Fund Documents which have been supplied to the Lender are true, complete and up-to-date copies of the Fund Documents and contain all of the material terms of the agreement between the Investors and the Borrower and/or the General Partner, as applicable.

(b)	Prior to the date of this agreement, the Borrower has delivered to the Lender all side letters which have been entered into between the Borrower and each Investor relating to the Partnership Agreement.

(c)	The Fund Documents have been duly executed by each party thereto and contain all the material terms of all the agreements and arrangements between the Investors and the relevant Obligor.

(d)	The terms of each Fund Document are in full force and effect.

(e)	The General Partner has the full power and authority to issue Call Notices to their respective Investors in accordance with the Fund Documents and the consent of no other party is required for such action.

(f)	To the best of its knowledge, the obligations of the Investors created under the Fund Documents constitute legal, valid, binding and enforceable obligations of each of the Investors, or after the date of this agreement, the Investors generally.

(g)	To the best of its knowledge and belief no party to any Fund Document is in breach of any Fund Document to the extent that any such breach could have a Material Adverse Effect.

(h)	There are (to the best of its knowledge and belief) no disputes between the parties to the Fund Documents which are reasonably likely to be adversely determined and, if adversely determined, have or would reasonably be expected to have:

(i)	an adverse effect on the ability of the Lender to enforce its respective rights under the Finance Documents; or

(ii)	an adverse effect on the ability of the General Partner to validly issue Call Notices to the Investors.

20.21	Obligors and Investors

(a)	No Investor has communicated that it is unable or not intending to meet any call for its Undrawn Capital Commitment.

(b)	No Obligor is a party to any co-investment agreement, investment advisory agreement, investment management agreement or other agreement having a similar effect in respect of the Fund Documents and/or in respect of the Borrower, save for (i) the Investment Management Agreements and (ii) any co-investment or similar agreement expressly permitted by the Fund Documents but provided that (x) such agreement does not result in the transfer of any interest of any Investor, (y) the General Partner retains the right to call for each Investor's Undrawn Capital Commitment and (z) the General Partner retains the right to receive or direct the receipt of the Capital Contribution of each Investor.

(c)	To the best of its knowledge and belief, there is no claim of set-off or any other claim of any Investor against it which would materially and adversely affect the obligations of any Investor to advance any of its Undrawn Capital Commitment and no Investor has communicated that it is unable or not intending to meet any call for its Undrawn Capital Commitment as a result any of such claim.

(d)	Each Investor has committed to advance all its commitments without any defence relating to the Borrower's inability to issue, or the Borrower's default in issuing units at any time or any other defence, counterclaim or offset of any kind.

(e)	There exist no arrangements or agreements however documented (other than as set out in the Fund Documents) between (x) to the best of its knowledge and belief, the Investors or (y) between the Investors, and the relevant Obligor that:

(i)	are reasonably likely to result in any Obligor breaching any of its obligations under the Finance Documents or the Fund Documents to which it is a party; or

(ii)	without limiting any other term or condition of this agreement insofar as it relates to such set-off rights, other than any set-off rights, may adversely affect:

(A)	the power of the General Partner to make calls for and obtain payment of the Undrawn Capital Commitment of any Investor;

(B)	the power of the General Partner to require an Investor to comply with its obligations under the Fund Documents;

(C)	the Undrawn Capital Commitment of any Investor; or

(D)	the ability of any Secured Party to enforce its rights against any Obligor under any of the Finance Documents.

(f)	None of the Obligors is required to obtain the consent or approval of the Investors or any other person to execute, deliver, or perform their respective obligations under, the Finance Documents, and the Lender is not required to obtain the consent or approval of the Investors or any other person to (x) exercise any of its rights under, or to enforce the security created by, the Finance Documents; or (ii) transfer any Transaction Security to itself or any other person under, or in connection with, the Finance Documents

(g)	No person other than the General Partner (on behalf of the Borrower) is entitled to receive Capital Contributions or has rights to make calls for and obtain payment of the Undrawn Capital Commitment of any Investor.

(h)	Any Undrawn Capital Commitment of the Investors can be drawn from the Investors in accordance with the terms of the Fund Documents and applied towards the repayment or prepayment of the Secured Obligations without any restriction, suspension or limitation at any time.

(i)	To the best of each Obligor's knowledge and belief and other than as disclosed in advance to the Lender in writing, no Investor is a Defaulting Limited Partner under the terms of the Fund Documents.

(j)	There exists no feeder partnerships or parallel vehicles or any other partnership or entities (other than the Investors) which invest in or alongside the Borrower in the Investments other than any such vehicle expressly permitted by the Fund Documents but provided that (x) the existence of such vehicle does not result in the transfer of any interest of any Investor, (y) the General Partner retains the right to call for each Investor's Undrawn Capital Commitment and (z) the General Partner retains the right to receive or direct the receipt of the Capital Contribution of each Investor.

(k)	Schedule 9 (Current Undrawn Capital Commitments) of this agreement is a true, complete and accurate list of (i) all of the Investors and (ii) the current Undrawn Capital Commitments and taking into account Recallable Distributions.

20.22	Investment Period

(a)	No expiration, termination or suspension of the Investment Period has occurred, and no fact, event or circumstance exists or has occurred or is likely to occur, that would or reasonably could result in the expiration, termination or suspension of the Investment Period, including, without limitation, the departure of the Key Person, in accordance with the Fund Documents.

(b)	No Investor, except as excused from funding any part (but not all) of its Undrawn Capital Commitment pursuant a provision of the Fund Documents, has the right under any Fund Document to refuse to fund its portion pursuant to a Call Notice made for the purpose of the repayment of a Utilisation based upon the occurrence of the expiration, termination or suspension of the Investment Period prior to the repayment of such Utilisation.

(c)	Each Investment made by Borrower using the proceeds of any Utilisation will be of the kind and nature such that each Investor, except as excused from funding any part (but not all) of its Undrawn Capital Commitment pursuant a provision of the Fund Documents, is unconditionally obligated by the Fund Documents to fund its portion pursuant to a Call Notice for the purpose of repaying such Utilisation regardless of whether such Call Notice is made before or after expiration or termination of the Investment Period or during a suspension of the Investment Period.

20.23	Facilities Utilisation

The amount of any outstanding Utilisations, when aggregated with all other indebtedness incurred by it, does not breach any borrowing, guaranteeing or other restriction (whether on granting Security or otherwise) contained in the Fund Documents.

20.24	No Defences

No Obligor is aware of any default or circumstance (excluding, for the avoidance of doubt, any potential right of set-off) which with the passage of time or the giving of notice would constitute a default by it under any of the Fund Documents and which as a direct result of such default or circumstance would constitute a defence to the obligations of an Investor to advance to any Obligor its Undrawn Capital Commitments and has no knowledge of any claims of set-off or any other claims of any Investor against it which if adversely determined, would or could reasonably be expected to diminish or adversely affect the obligations of such Investor to advance or fund its Undrawn Capital Commitments following receipt of a Call Notice.

20.25	ERISA Status

(a)	Either:

(i)	the underlying assets of the Borrower and any guarantor of the Borrower's obligations under the Finance Document do not constitute "plan assets" within the meaning of the Plan Asset Regulation because the Borrower qualifies as an "operating company" within the meaning of the Plan Asset Regulation; or

(ii)	"Benefit Plan Investors" (as defined in Section 3(42) of ERISA) hold less than 25 per cent of each class of equity interests in the Borrower, as applicable (calculated in accordance with Section 3(42) of ERISA), and accordingly, the underlying assets of the Borrower do not constitute "plan assets" within the meaning of the Plan Asset Regulation.

(b)	Assuming that no portion of any Utilisation is or has been funded with "plan assets" (within the meaning of the Plan Asset Regulation) of any Plan, unless the Lender relied on an available prohibited transaction exemption, all of the conditions of which are satisfied, the execution, delivery and performance of the Finance Documents by any Obligor, the enforcement of the Secured Obligations in accordance with the terms of the Finance Documents, and the borrowing and repayment of amounts under this agreement, do not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A) - (D) of the Internal Revenue Code. None of the Obligors or any member of their Controlled Group has established, maintains or has any obligation to contribute to any Plan, except as could not reasonably be expected to result in a Material Adverse Effect.

20.26	Sanctioned Persons

Neither it nor any member of the Group nor, to its knowledge, any Investor or any director, officer, agent, employee or Affiliate of any member of the Group

(a)	is a Sanctioned Person;

(b)	has assets located in a Sanctioned State;

(c)	is in violation of any of the country- or list-based economic or trade sanctions administered by OFAC which could (i) reasonably be expected to have a Material Adverse Effect or (ii) result in any liability to the Lender; or

(d)	derives revenue from investments in, or transactions with, Sanctioned Persons or Sanctioned States.

Any provision of this clause 20.26 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any applicable Blocking Law.

20.27	Other Regulatory Compliance

(a)	The Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act of 1940, as amended.

(b)	The Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).

20.28	Anti-corruption law

(a)	Each member of the Group has conducted its businesses in compliance with Anti-Corruption Laws and has instituted and maintains as at the date of this agreement policies and procedures designed to promote and achieve compliance with such laws.

(b)	No member of the Group (nor to the best of its knowledge and belief (having made due and careful enquiry) any agent, director, employee or officer of any member of the Group) has made or received, or directed or authorised any other person to make or receive, any offer, payment or promise to pay, of any money, gift or other thing of value, directly or indirectly, to or for the use or benefit of any person, where this violates or would violate, or creates or would create liability for it or any other person under, any Anti-Corruption Laws.

(c)	Save as disclosed in writing to the Lender prior to the date of this agreement or in accordance with paragraph (a) of clause 21.7 (Anti-corruption information), no member of the Group (nor to the best of its knowledge and belief (having made due and careful enquiry) any agent, director, employee or officer of any member of the Group) is being investigated by any agency, or party to any proceedings, in each case in relation to any Anti-Corruption Laws.

20.29	Know your customer

All "know your customer" and similar identification procedures pursuant to law and regulation applicable to it and necessary for it to conduct its business have been completed by it or on its behalf in respect of each of the Investors.

20.30	Repetition

The Repeating Representations are deemed to be made by each relevant Obligor (by reference to the facts and circumstances then existing) on the date of each Utilisation Request, each Utilisation Date, the first day of each Interest Period.

21.	INFORMATION UNDERTAKINGS

The undertakings in this clause 21 remain in force from the date of this agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Financial Statements

The Borrower shall supply to the Lender:

(a)	as soon as the same become available, but in any event within 90 days after the end of its financial year:

(i)	its audited financial statements for that financial year; and

(ii)	a report on the latest Undrawn Capital Commitment of each Eligible Investor, substantially in the form set out in schedule 9 (Current Undrawn Capital Commitments) or any other form agreed between the Borrower and the Lender, certified by the Borrower's auditor as true and complete as at the time it is prepared; and

(b)	as soon as the same become available, but in any event within 60 days after the end of each financial quarter (other than its end of financial year), its unaudited quarterly management accounts for that period.

21.2	Compliance Certificate

(a)	The Borrower shall supply to the Lender, with each set of financial statements delivered pursuant to clauses 21.1(a) and 21.1(b) (Financial Statements), a Compliance Certificate signed by one authorised signatory of the Borrower.

(b)	Each Compliance Certificate shall confirm that:

(i)	no Default or Event of Default is continuing (or if a Default or Event of Default is continuing, describe the steps being taken (if any) to remedy it);

(ii)	in respect of the Compliance Certificate delivered with the financial statements pursuant to clause 21.1(a) (Financial Statements), that there has been no change in the legal name, address, contact details and any other relevant delivery instructions in respect of the Investors since that information was last provided to the Lender (or if there has been a change to the legal name, address, contact details or any other relevant delivery instructions in respect of any Investor, describe full information of any such changes); and

(iii)	attach a Borrowing Base Certificate which is true and complete as at the time it is delivered.

21.3	Borrowing Base Certificate

The Borrower shall supply to the Lender:

(a)	within three (3) Business Days of issuing a Call Notice;

(b)	promptly following an Investor becoming an Excluded Investor;

(c)	promptly following any transfer of the Undrawn Capital Commitments of an Eligible Investor; and

(d)	with each Utilisation Request,

a Borrowing Base Certificate which is true and complete as at the time it is delivered.

21.4	Requirements as to Financial Statements

(a)	Each set of financial statements delivered by an Obligor pursuant to clause 21.1 (Financial Statements) shall be:

(i)	certified by a director of the General Partner as giving a true and fair view of (if audited) or fairly representing (if unaudited) each of the items which are referred to in those statements; and

(ii)	without prejudice to clause 21.1 (Financial statements), delivered to the Lender at the same time and in the same format as they are delivered or otherwise made available to the Investors.

(b)

(i)	Each set of financial statements or management accounts delivered pursuant to clause 21.1 (Financial statements) shall be prepared using GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements or management accounts, it notifies the Lender that there has been a change in GAAP or the accounting practices or reference periods, and its auditors deliver to the Lender:

(A)	a description of any change necessary for those financial statements or management accounts to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Lender, to enable it to make an accurate comparison between the financial position indicated in those financial statements or management accounts and the Original Financial Statements.

(ii)	If the Borrower notifies the Lender of a change in accordance with paragraph (i) above then the Borrower and the Lender shall enter into negotiations in good faith with a view to agreeing:

(A)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this agreement; and

(B)	if so, any amendments to this agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

(c)	Any reference in this agreement to "those financial statements" shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

21.5	Information: Miscellaneous

The Borrower shall supply to the Lender:

(a)	all documents despatched by an Obligor to its creditors generally (or any class of them) at the same time as they are despatched;

(b)	all documents despatched by the Obligor to the Investors generally (including any notification to each Investor of any Security it has given over its right to call that Investor's Undrawn Capital Commitment but excluding Call Notices) at the same time or they are despatched unless such documents are included in the quarterly reporting requirements under this agreement in respect of the Obligors save to the extent that such documents contain only details of a purely mechanical or administrative nature;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against it, and which, if adversely determined, are reasonably likely to result in damages or losses (individually or in aggregate) of an amount in excess of USD[***];

(d)	promptly after issue, copies of all Call Notices (redacted if necessary but showing information in respect of the relevant Investors, the date of delivery and the amount requested from such Investors) together with an updated schedule of each Investor's Undrawn Capital Commitments following such call;

(e)	promptly after the end of its financial quarter, copies of all bank statements in connection with the Deposit Account;

(f)	copies of all net asset value reports at the same time and in the same format as despatched to the Investors on a quarterly basis;

(g)	(without prejudice to clause 23.9 (Fund Documents)):

(i)	details of any amendments which are made to any Fund Document, together with a copy of the relevant amended Fund Document; and

(ii)	any new Fund Document or any document as described in paragraph (b) of clause 20.21 (Obligors and Investors) which is entered into;

(iii)	notification of:

(A)	any Investor becoming an Excluded Investor promptly upon becoming aware of such change in status of an Investor;

(B)	the details of:

(aa)	any new Investor as soon as reasonably practicable prior to such admission; and

(bb)	any transfer or proposed transfer by an existing Investor of all or part of its obligations under the Fund Documents as soon as reasonably practicable,

including, without limitation:

(a)	the identity of the proposed new Investor, transferor and transferee as the case may be;

(b)	any side letter for such new Investor or transferee; and

(c)	the notice details for such new Investor or transferee;

(h)	promptly upon any Investor being excused (pursuant to any term of any Fund Document, or otherwise) or withdrawing from the Borrower or on request by the Lender (provided that such request may not be made more than six (6) times in any calendar year), a Borrowing Base Certificate which is true and complete as at the time it is delivered;

(i)	prompt notice of (i) any Investor becoming a Defaulting Limited Partner, and (ii) the identity of any Investor who ceases to be an Eligible Investor;

(j)	promptly upon any change to the beneficial ownership of the Borrower;

(k)	any proposed change of the Key Person;

(l)	prompt notice of any expiration, termination or suspension of the Investment Period; and

(m)	promptly upon the request of the Lender, such documentation and other evidence as is requested by the Lender in order for the Lender to carry out and be satisfied with the results of all necessary "know your customer" or other checks in relation to the Borrower and the General Partner under all applicable laws and regulations, including checks (but not limited to) carried out by the Lender pursuant to anti-

money laundering, terrorist financing and sanctions and embargoes laws and regulations with regard to the transaction contemplated by the Finance Documents.

21.6	Notification of default and other events

(a)	Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by one authorised signatory certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)	The Borrower shall promptly notify the Lender upon becoming aware that the outstanding Utilisations exceeds the Borrowing Base for any reason (unless the Lender has already notified the Borrower of such excess).

(d)	Each Obligor shall (unless that Obligor is aware that a notification has already been provided by another Obligor) notify the Lender promptly upon becoming aware of the occurrence of any default by any Investor on its payment obligations under the Fund Documents.

21.7	Anti-corruption information

Unless such disclosure would constitute a breach of any applicable law or regulation, the Company shall supply to the Lender:

(a)	promptly upon becoming aware of them, the details of any actual or potential violation by, or creation of liability for, any member of the Group or any agent, director, employee or officer of any member of the Group (or any counterparty of any such person in relation to any transaction contemplated by a Finance Document) of or in relation to any Anti-Corruption Laws, or of any investigation or proceedings relating to the same;

(b)	copies of any correspondence delivered to, or received from, any regulatory authorities in relation to any matter referred to in paragraph (a) above at the same time as they are dispatched or promptly upon receipt (as the case may be); and

(c)	promptly upon request by the Lender, such further information relating to any matter referred to in paragraphs (a) and (b) above as the Lender may reasonably require.

22.	FINANCIAL COVENANTS

22.1	Financial Definitions

In this agreement:

"Testing Date" means:

(a)	the date falling on the last day of each calendar quarter;

(b)	each Utilisation Date; or

(c)	the date on which an event reducing the amount of the total Undrawn Capital Commitments or an increase in the Financial Indebtedness of the Borrower.

22.2	Financial Condition

(a)	Coverage ratio

The Borrower shall ensure that the ratio of the Borrowing Base to the Total Financial Indebtedness shall at all times be equal to or greater than [***].

(b)	Value of Investments

The Borrower shall ensure that that as at the last date of each accounting period, the fair market value of the Borrower's total investment in all Investments included in the Borrower's financial statements delivered pursuant to clause 21.1 (Financial statements) (but excluding cash and cash-equivalent investments (such equivalence to be in the opinion of the Lender, having regard to their usual practices and policies applied generally)) shall not be less than [***] per cent of the Borrower's total original investment in the acquisition of such Investments, as shown in the notes to such financial statements.

(c)	Value of Loans

The aggregate of all Loans shall, at all times, not exceed the lessor of (x) [***]% of the Capital Commitments and (y) the aggregate Undrawn Capital Commitments of all Limited Partners.

22.3	Financial Testing

The financial covenants set out in clause 22.2 (Financial Condition) shall be calculated in accordance with GAAP and tested on each Testing Date by reference to each Compliance Certificate delivered pursuant to clause 21.2 (Compliance Certificate).

23.	GENERAL UNDERTAKINGS

The undertakings in this clause 23 remain in force from the date of this agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

(a)	Each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	on request, supply certified copies to the Lender of,

any Authorisation required under any law or regulation of the Relevant Jurisdictions to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of any Finance Document.

(b)	Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required for the conduct of its business as presently conducted where failure to do so would or is reasonably likely to have a Material Adverse Effect.

23.2	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

23.3	Negative pledge

No Obligor shall create or permit to subsist any Security or Quasi-Security over any of Borrower's assets (including the Borrower's rights under the Fund Documents and the Charged Assets) which are subject to any Transaction Security, save for, as of any date on or before the first Utilisation Date, the Existing Security.

23.4	Financial Indebtedness

The Borrower will not incur, create or permit to subsist or have outstanding any Financial Indebtedness other than a Permitted Financial Indebtedness.

23.5	Merger

(a)	No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction or change its jurisdiction of incorporation, establishment or registration which will result in the General Partner ceasing to be registered under the Companies Law or the Borrower to be registered under the ELP Law.

(b)	Other than in connection with an Investment or a proposed Investment or otherwise permitted under the Fund Documents, the Borrower shall not:

(i)	enter into any partnership or joint venture with any other person or persons; or

(ii)	create or acquire any Subsidiary.

23.6	Change of business

(a)	The Borrower shall carry on its business in accordance with the Fund Documents and shall not change the general nature of its business from that carried on at the date of this agreement.

(b)	The Borrower shall not commence winding-up, liquidate, apply to be struck off or dissolve.

(c)	No Obligor shall, without at least 30 days prior written notice to the Lender:

(i)	add any new offices or business locations of the Borrower or the General Partner;

(ii)	change the jurisdiction of organisation of the Borrower or the General Partner;

(iii)	change the organisational structure or type of the Borrower or the General Partner;

(iv)	change the legal name of the Borrower or the General Partner;

(v)	change any organizational number (if any) assigned by the jurisdiction of organisation of the Borrower or the General Partner; or

(vi)	take any other action that may result in the Borrower or the General Partner ceasing to be registered under the ELP Law or the Companies Law, as applicable.

23.7	Taxation

The Borrower shall duly and punctually pay and discharge all Taxes imposed upon it (including in respect of its assets) within the time period allowed without incurring penalties (except to the extent that (a) such payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) such payment can be lawfully withheld).

23.8	Distributions and Management Fees

The Borrower shall not make a distribution or pay any Management Fees or any return of capital to the Investors at any time unless such distribution or return of capital complies with all of the following conditions:

(a)	it is expressly permitted by the Fund Documents;

(b)	it is not made while an Event of Default has occurred and is continuing; and

(c)	it is not made while any obligation under clause 10 (Prepayment and Cancellation) is outstanding.

23.9	Fund Documents

(a)	Following the admission of a new Investor (each, a "New Limited Partner") pursuant to the Fund Documents after the date of this agreement, the General Partner must promptly, and in any event within five (5) Business Days of that admission, serve notice to each relevant New Limited Partner duly executed by, or on behalf of, each Obligor and provide the Lender with evidence (in a form specified in paragraph 3.2 of schedule 2 (Conditions precedent) to the Facilities Agreement) of the delivery of that notice to that New Limited Partner.

(b)	Each of the Borrower and the General Partner shall use reasonable endeavours to ensure that the Fund Documents (if failure to do so is or would reasonably be expected to have a Material Adverse Effect) are valid and enforceable.

(c)	No Obligor shall waive the obligation of any Investor to fund any Eligible Undrawn Commitment without the prior written consent of the Lender, provided that in deciding whether to give or withhold such consent the Lender shall act reasonably.

(d)	No Obligor shall, without the prior written consent of the Lender:

(i)	make or agree to any amendment or variation of or supplement to any provision of any Fund Documents;

(ii)	grant or agree to any waiver of any of its rights or remedies under or in connection with any Fund Documents; or

(iii)	give any consent under any Fund Documents,

in each case where such event or circumstance is or would reasonably be expected to have a Material Adverse Effect, and the Borrower shall as soon as reasonably practicable notify the Lender in writing upon the occurrence of any event or circumstance specified in this paragraph (d) that is or would reasonably be expected to have a Material Adverse Effect.

(e)	No Obligor shall, without the prior written consent of the Lender enter into any other co-investment agreement, investment advisory agreement, investment management agreement or other agreement having a similar effect in respect of the Fund Documents and/or in respect of the Borrower otherwise than in accordance with the Fund Documents but provided that (x) such agreement does not result in the transfer of any interest of any Investor, (y) the General Partner retains the right to call for each Investor's Undrawn Capital Commitment and (z) the General Partner retains the right to receive or direct the receipt of the Capital Contribution of each Investor.

23.10	Bank accounts

(a)	The Borrower and the General Partner shall ensure that all Capital Commitments and other amounts due from the Investors pursuant to the Fund Documents are paid into the Deposit Account or such other account designated by the Lender.

(b)	The Borrower shall, and the General Partner shall ensure that the Borrower will, not maintain any other bank accounts or change, suspend or terminate the Deposit Account without the prior written consent of the Lender.

23.11	Subordination of Claims

Each Obligor shall ensure that all claims of its Investors against it for the repayment of any Investor's commitments are at all times unsecured and subordinated to any claim of the Lender against such Obligor.

23.12	Investments and indebtedness

The Borrower shall not make any Investment except for a Permitted Investment.

23.13	Compliance and enforcement of Fund Documents

(a)	Subject to paragraph (b) below, each Obligor shall:

(i)	(if failure to so comply is or would reasonably be expected to have a Material Adverse effect) comply (and ensure each other parties to the Fund Documents which are an Affiliate of the Obligors will comply) in all material respects with its obligations under the Fund Documents;

(ii)	enforce each Fund Document (if failure to so enforce or exercise is or would reasonably be expected to have a Material Adverse Effect) to which it is a party and exercise its rights, authorities and discretions under those documents prudently (including, for the avoidance of doubt, its right to issue a Call Notice to the Investors and, where one Investor does not fund its Capital Contribution in accordance with the relevant Call Notice in whole or in part, its right to issue a Call Notice to other Investors to fund the defaulting Investor) and, while an Event of Default subsists, in accordance with the directions (if any) of the Lender.

For the avoidance of doubt, it may not release any Investor from its obligations with respect to any Call Notice (defaulted or otherwise).

(b)	If an Event of Default subsists:

(i)	it must not deliver any Call Notice to its Investors;

(ii)	the Lender may deliver any one or more Call Notices to the Investors under and in accordance with the relevant Fund Documents and the Finance Documents; and

(iii)	the proceeds of any Capital Contribution shall be deposited in the Deposit Account.

23.14	Arm's length basis

No Obligor shall enter into any transaction with any person except on arm’s length terms other than a Permitted Affiliate Transaction.

23.15	Loans or credit

The Borrower shall not be a creditor in respect of any Financial Indebtedness (other than to the extent permitted under the Fund Documents in respect of Investments and to the extent that as a creditor there are no circumstances in which the Borrower as creditor would be able to take the benefit of any of the Transaction Security in respect of such Financial Indebtedness).

23.16	Maintenance of books and records

Each Obligor shall keep or cause to be kept proper books of account relating to the business of the Borrower.

23.17	Access

At any time on or after an Event of Default has occurred and is continuing or to the extent that the Lender may deem reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against the Lender with respect to any Transaction Security or relating to any Obligor, each Obligor shall permit the Lender and/or accountants or other professional advisers and contractors of the Lender free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor to (a) the premises, assets, books, accounts and records of the Borrower and (b) meet and discuss matters with each Obligor.

23.18	Transfer and reduction of Investor Interests

If as a result of any transfer, reduction, disposal or cancellation of any Undrawn Capital Commitment of any Investor, the principal of all outstanding Utilisations (including the amount of all outstanding Letters of Credit) will exceed the Borrowing Base, neither Obligor shall consent (where its consent is required under the Fund Documents) to such transfer, reduction, disposal, termination or cancellation without either:

(a)	prior to any such transfer, reduction, disposal or cancellation taking effect, prepaying an amount so as to ensure that the Borrowing Base will not be exceeded following that transfer, reduction, disposal or cancellation; or

(b)	the consent of the Lender.

23.19	Parallel Vehicles or feeder partnerships

No parallel fund vehicles or feeder partnerships to the Borrower shall be created after the date of this agreement other than with the consent of the Lender (such consent not to be unreasonably withheld).

23.20	Investor acknowledgements

The Borrower shall, upon receipt of an acknowledgment (if any) from any Investor in relation to the notice delivered to it pursuant to the Assignment over Capital Calls, promptly supply a copy of such acknowledgement to the Lender.

23.21	ERISA

(a)	No Obligor shall fail to satisfy an exception under the Plan Asset Regulation which failure causes the assets of such Obligor to be deemed "plan assets" (within the meaning of the Plan Asset Regulation).

(b)	No Obligor shall take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A) - (D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject the Lender to any tax, penalty, damages or any other claim or relief under the Internal Revenue Code or ERISA with respect to transactions contemplated by the Finance Documents. The covenant in the immediately preceding sentence is being given on the assumption that no portion of a Utilisation shall be funded with "plan assets" within the meaning of the Plan Asset Regulation of any Plan, unless the Lender relied on an available prohibited transaction exemption, all of the conditions of which are satisfied.

(c)	Neither of the Obligors nor any member of their Controlled Group shall establish, maintain or have any obligation to contribute to any Plan, except as could not reasonably be expected to result in a Material Adverse Effect.

23.22	Compliance

The Borrower shall not become an "investment company" or a company controlled by an "investment company", under the Investment Company Act of 1940, as amended, and shall not undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose.

23.23	Anti-corruption law

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facilities for any purpose which would breach any Anti-Corruption Law.

(b)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with Anti-Corruption Laws;

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws; and

(iii)	take all reasonable and prudent steps to ensure that each of its agents, directors, employees and officers comply with such laws.

23.24	Sanctions

(a)	No Obligor shall (and each Obligor shall ensure that no other member of the Group will) directly or indirectly, use the proceeds of the Facilities (or lend, contribute or otherwise make available such proceeds to any person) in any manner that would result in a violation of Sanctions by the Lender (including without limitation as a result of the proceeds of the Facilities being used to fund or facilitate any activities or business of, with or related to (or otherwise to make funds available to or for the benefit of) any person who is a Sanctioned Person.

(b)	The Borrower shall ensure that (i) no person that is a Sanctioned Person will have any legal or beneficial interest in any funds repaid or remitted by the Borrower to the Lender in connection with the Facilities, and (ii) it shall not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person for the purpose of discharging amounts owing to the Lender in respect of the Facilities.

(c)	The Borrower shall implement and maintain appropriate safeguards designed to prevent any action that would be contrary to paragraph (a) or (b) above.

(d)	Each Obligor shall, and shall procure that each other member of the Group will, promptly upon becoming aware of the same, supply to the Lender details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions.

(e)	Any provision of this clause 23.24 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any applicable Blocking Law.

23.25	Further assurance

(a)	Each Obligor shall promptly do all such acts or execute such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law; and/or

(ii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall take all such action as is reasonably available to it (including making all filings and registrations) as are necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in clause 24 is an Event of Default (save for clause 24.20 (Acceleration)).

24.1	Non-Payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

24.2	Key obligations

(a)	Any requirement of clause 10.2 (Borrowing Base Deficit), clause 21 (Information Undertakings), clause 22 (Financial Covenants) (other than clause 22.2(b) (Value of Investments)), clause 23 (General Undertakings) (other than clause 23.1 (Authorisations) and clause 23.25 (Further assurance)) is not satisfied.

(b)	An Obligor does not comply with any provision of any Transaction Security Document and such failure to comply affects the validity or enforceability of any Transaction Security, the effectiveness or ranking of any Transaction Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Transaction Security Documents or the ability of the Lender to exercise those rights or remedies (including any enforcement rights).

24.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than clause 22.2(b) (Value of Investments) and those referred to in clause 24.1 (Non-payment) and clause 24.2 (Key obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of (A) the Lender giving notice to the Borrower and (B) an Obligor becoming aware of the failure to comply.

24.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any of them under or in connection with any Finance Document to which it is a party is or proves to have been incorrect or misleading when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above (other than those referred to in clause 20.26 (Sanctioned Persons)) will occur if the event or circumstance giving rise to the breach is capable of remedy and is remedied within 30 days of the earlier of (A) the Lender giving notice to the Borrower and (B) an Obligor becoming aware of the breach.

24.5	Cross default

(a)	The occurrence of any of the following in an aggregate amount of not less than USD[***]:

(i)	any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period;

(ii)	any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(iii)	any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of such Obligor as a result of an event of default (however described); or

(iv)	any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(b)	Any breach of the terms of any contract to which the Borrower is a party which would reasonably be expected to have a Material Adverse Effect.

24.6	Insolvency

(a)	An Obligor is:

(i)	unable or admits inability to pay its debts as they fall due;

(ii)	suspends or threatens to suspend making payments of any of its debts;

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of an Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(c)	Any Obligor is declared in a situation of, without limitation, bankruptcy, insolvency, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, general settlement with creditors, administration, reorganisation or similar law affecting the rights of creditors generally.

24.7	Insolvency proceedings

Any corporate action, legal proceedings, filing or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, termination, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor including bankruptcy, insolvency, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, general settlement with creditors, reorganisation or similar law affecting the rights of creditors generally;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(d)	enforcement of any Security over any assets of an Obligor,

or any analogous procedure or step is taken in any jurisdiction.

This clause 24.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

24.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of an Obligor (and which has a Material Adverse Effect) and is not discharged within 10 days.

24.9	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

24.10	Repudiation

(a)	An Obligor rescinds or purports to rescind or repudiates a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any of the Transaction Security.

(b)	An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Fund Document in whole or in part where to do so has or is, in the reasonable opinion of the Lender, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.

(c)	The Partnership Agreement ceases to have effect or is terminated.

24.11	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened, or any judgment or order of a court, arbitral tribunal or any order or sanction of any government or other regulatory body is made in relation to an Obligor or any of its assets which have, or has or are, or is, in an aggregate amount exceeding USD[***] and is likely to have a Material Adverse Effect.

24.12	Audit qualification

The auditors qualify the audited annual financial statements of the Borrower in any material respect.

24.13	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

24.14	Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets.

24.15	Change of Control

(a)	A Change of Control occurs.

(b)	For the purposes of this clause 24.15, "Change of Control" means:

(i)	the General Partner ceases to be the general partner of the Borrower or the Investment Manager ceases to be the investment manager of the Borrower;

(ii)	any change in the management of the Borrower which (A) results a termination, suspension or expiration of the Investment Period or (B) permits any Investor to suspend or terminate the Investment Period or dissolve the partnership under the Partnership Agreement; or

(iii)	any transfer by any Investor of its interest in the Borrower to a person or entity which is subject to Sanctions; or

(iv)	any transfer by any Investor of its interest in the Borrower which, in the opinion of the Lender, would result in a material violation of any applicable law.

24.16	Key Person

(a)	The Key Person:

(i)	dies, suffers from a Disability or ceases to be associated with (as an employee, consultant, or in an advisory capacity) the Investment Manager or an Affiliate of the Investment Manager that is part of the private equity business of [***]; or

(ii)	for a period of at least 120 consecutive days or for shorter periods aggregating at least 150 days during any rolling 12-month period, voluntarily or involuntarily ceases to devote at least two-thirds of his business time to the Partnership, the date of such event, a "Triggering Event".

(b)	No Event of Default under paragraph (a) above will occur if a Triggering Event is capable of remedy and is remedied within 30 days of the occurrence of such Triggering Event. For the purpose of this paragraph (b), a Triggering Event is deemed to have been remedied if:

(i)	the Limited Partners' obligations to make Capital Contributions is reinstated; or

(ii)	the Key Person is duly replaced,

in each case pursuant to the terms of the Partnership Agreement, within 30 days of the occurrence of such Triggering Event.

(c)	For the purposes of this clause 24.16, "Disability" means with respect to the Key Person, any physical or mental disability or incapacity that renders the Key Person incapable of fully performing the services required of him by the General Partner or any of its Affiliates for a period of 120 consecutive days or for shorter periods aggregating 120 days during any 12-month period; provided, however, that the Key Person shall be deemed to suffer from a Disability if the Key Person is rendered incapable of fully performing the services required of him by the General Partner or any of its Affiliates for a period of 90 consecutive days and at the end of such 90-day period, the General Partner, in its reasonable discretion, determines that there is no reasonable prospect of the Key Person resuming such required services within the subsequent 90-day period.

24.17	Partnership

Any event occurs which results in the termination of:

(a)	the Borrower's status as an exempted limited partnership; or

(b)	the Partnership Agreement.

24.18	Investor payment default

In respect of Call Notices served in relation to the same Investment (or other purpose):

(a)	the General Partner or any Affiliate of the General Partner fails to fund any portion of its Capital Commitment; or

(b)	the other Investors fail to advance, in aggregate, 15 per cent or more of the total amount requested in such Call Notices.

24.19	Material Adverse Change

Any event or circumstance occurs which has a Material Adverse Effect.

24.20	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower:

(a)	cancel the Commitments, at which time they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Lender;

(d)	demand that the General Partner issues Call Notices to the Investors for such aggregate amount as is sufficient to enable the Obligors to discharge in full the Secured Obligations and the General Partner shall issue such Call Notices within one Business Day of demand; and/or

(e)	exercise or direct the Lender to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

25.	CHANGES TO THE LENDER

25.1	Assignments and Transfers by the Lender

Subject to this clause 25, the Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations (including such as relate to the Lender's participation in each Loan),

to another bank or financial institution or to a trust, fund or any insurance or reinsurance company or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which has the status of FATCA Exempt Party on the relevant Transfer Date (the "New Lender").

25.2	Borrower Consent

The consent of the Borrower is required for an assignment or transfer by an Existing Lender unless the assignment or transfer is:

(a)	to an Affiliate of the Lender;

(b)	made at a time when an Event of Default is continuing;

(c)	made to a securitisation or funding vehicle where the Lender remains the lender on record; or

(d)	made pursuant to a sub-participation, credit derivative or synthetic securitisation arrangement where the Lender remains the lender on record.

25.3	Syndicate provisions

If it is proposed that any assignment or transfer of any of the rights or obligations of the Lender under any Finance Document is to occur in accordance with this clause 25 (Changes to the Lender) which will result in there being more than one Lender (or more than one person being the Lender or entitled to the rights of the Lender under any Finance Document), each of the Obligors party hereto shall, and shall procure that each other Obligor shall, enter into such amendments to the Finance Documents as the Lender may reasonably require to ensure that the Finance Documents are documented on a syndicated basis (with applicable agency and multi-lender provisions).

25.4	Limitation of Responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	The New Lender confirms to the Existing Lender and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges the Existing Lender to:

(i)	accept a re-transfer or re-assignment from the New Lender of any of the rights and obligations assigned or transferred under this clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5	Security over Lenders' Rights

(a)	In addition to the other rights provided to Lenders under this clause 25, the Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(i)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(ii)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(A)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(B)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)	Any condition or restriction set out in any Finance Document on the Lender's ability to assign any of its rights or transfer by novation any of its rights and obligations (including, without limitation, those conditions and restrictions set out in clause 25.1 (Assignments and Transfers by the Lenders) shall not apply in case of enforcement of such a charge, assignment or Security by the relevant beneficiary.

26.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.	PAYMENT MECHANICS

27.1	Payments to the Lender

(a)	On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Lender specifies.

27.2	Partial Payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this agreement;

(ii)	secondly, in or towards payment pro rata of any principal due but unpaid under this agreement and any amount due but unpaid under clauses 8.2 (Claims under a Letter of Credit) and 8.3 (Indemnities); and

(iii)	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Lender may vary the order set out in paragraphs (a)(i) to (a)(iii) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

27.3	No Set-Off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.4	Business Days

(a)	Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.5	Currency of Account

(a)	Subject to paragraphs (b) to (e) below, dollar is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than dollar shall be paid in that other currency.

27.6	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)	If a change in any currency of a country occurs, this agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

27.7	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

(a)	the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)	the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 33 (Amendments and Waivers); and

(d)	the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 27.7.

28.	SET-OFF

The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below; and

(b)	in the case of the Lender, that identified with its name below,

or any substitute address or fax number or department or officer as each Party may notify to the other Party by not less than five (5) Business Days' notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender or the Security Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

29.4	Notification of Address and Fax Number

Promptly upon changing its address or fax number, the Lender shall notify the other Parties.

29.5	Electronic Communication

(a)	Any communication to be made between any two (2) Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two (2) Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that those two (2) Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two (2) Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 29.5.

29.6	English Language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by an English translation certified by either a director of the General Partner or an authorised signatory of an accredited translator and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of the Lender or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required Consents

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Obligors.

33.2	Replacement of Screen Rate

If a Screen Rate Replacement Event has occurred in relation to any Screen Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(a)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate; and

(b)

(i)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(ii)	enabling that Replacement Benchmark to be used for the calculation of interest under this agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this agreement);

(iii)	implementing market conventions applicable to that Replacement Benchmark;

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(v)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Obligors.

33.3	Modification and/or discontinuation of certain benchmarks

(a)	Without prejudice to any other provisions of this agreement (including in particular clause 13 (Changes to the Calculation of Interest) and clause 33.2 (Replacement of Screen Rate)), each Party acknowledges and agrees to the benefit of the other Party that:

(i)	LIBOR benchmarks used in this agreement (i) may be subject to methodological or other changes which could affect their value, (ii) may not comply with applicable laws and regulations and/or (iii) may be permanently discontinued (in particular LIBOR which may be phased out after 2021); and

(ii)	the occurrence of any of the aforementioned events and/or a Screen Rate Replacement Event may have adverse consequences which may materially impact the economics of the financing transaction contemplated under this agreement.

(b)	The Parties further acknowledge that if any of the aforementioned events and/or a Screen Rate Replacement Event is forthcoming, they shall enter into negotiations with a view to agreeing the necessary changes to this agreement in order to preserve the economics of the financing transaction contemplated therein and, in particular, the margin initially agreed between the Parties. Such negotiations shall be carried out by each Party in good faith and in consideration of the then prevailing market practice (without prejudice to the particularities, as the case may be, of the transaction).

34.	CONFIDENTIAL INFORMATION

34.1	Confidentiality

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 34.2 (Disclosure of Confidential Information) and clause 34.3 (Disclosure to Numbering Service Providers), and to ensure that all

Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

34.2	Disclosure of Confidential Information

The Lender may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, insurers, insurance brokers, persons engaged by it to provide services in its ordinary course of business, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Representatives and professional advisers;

(iii)	appointed by the Lender or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to clause 25.5 (Security over Lenders' Rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by the Lender or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

34.3	Disclosure to Numbering Service Providers

(a)	The Lender may disclose to any national or international numbering service provider appointed by the Lender to provide identification numbering services in respect of this agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this agreement;

(v)	clause 37 (Governing Law);

(vi)	date of each amendment and restatement of this agreement;

(vii)	amounts of, and names of, each Facility (and any tranches);

(viii)	amount of Commitments;

(ix)	currencies of the Facilities;

(x)	type of Facilities;

(xi)	ranking of Facilities;

(xii)	Termination Date for Facilities;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between the Lender and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (a)(i) to (a)(xiv) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Lender shall notify the Company of:

(i)	the name of any numbering service provider appointed by the Lender in respect of this agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this agreement, the Facilities and/or one or more Obligors by such numbering service provider.

34.4	Entire Agreement

This clause 34 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

34.5	Notification of Disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to clause 34.2(b)(v) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 34.

34.6	Continuing Obligations

The obligations in this clause 34 are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which the Lender otherwise ceases to be the Lender.

35.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

35.1	Confidentiality and Disclosure

(a)	The Lender and each Obligor agree to keep each Funding Rate (and, in the case of the Lender, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Lender may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to clause 11.4 (Notification of Rates of Interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Lender or Reference Bank, as the case may be.

(c)	The Lender may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Lender's obligations in this clause 35 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under clause 11.4 (Notification of Rates of Interest) provided that (other than pursuant to paragraph (b)(i) above) the Lender shall not include the details of any individual Reference Bank Quotation as part of any such notification.

35.2	Related Obligations

(a)	The Lender and each Obligor acknowledge that each Funding Rate (and, in the case of the Lender, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender and each Obligor undertake not to use any Funding Rate or, in the case of the Lender, any Reference Bank Quotation for any unlawful purpose.

(b)	The Lender and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to clause 35.1(c)(i) (Confidentiality and Disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 35.

35.3	No Event of Default

No Event of Default will occur under clause 24.3 (Other Obligations) by reason only of an Obligor's failure to comply with this clause 35.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	GOVERNING LAW

This agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to the existence, validity or termination of this agreement or any non-contractual obligation arising out of or in connection with this agreement) (a "Dispute").

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraph (a) above, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints [***] as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

THIS AGREEMENT has been entered into on the date stated at the beginning of this agreement.

schedule 1

The Original Parties

Part 1 - The Obligors

Name of Borrower	Registration number (or equivalent, if any)
CITIC CAPITAL CHINA PARTNERS IV, L.P.	[***]

Name of General Partner	Registration number (or equivalent, if any)
CCP IV GP LTD.	[***]

Part 2 - The Original Lender

Name of Original Lender	Commitment	Account Details
SOCIÉTÉ GÉNÉRALE, a public limited company incorporated in France, acting through its Hong Kong Branch	Facility A: USD170,000,000 Facility B: USD180,000,000	Currency: [***] Correspondent Bank: [***] SWIFT: [***] Benficiary: [***] SWIFT: [***] Beneficiary IBAN / Account Number: [***] CHIPS UID: [***] Payment Reference: [***]

schedule 2

Conditions Precedent

1.	Corporate Documents

1.1	A certificate of an authorised signatory of the General Partner in the agreed form attaching the following documents (and certifying that they are true, complete, up to date and, where relevant, have not been subsequently revoked):

(a)	in respect of the General Partner, a copy of its constitutional documents, including the certificate of incorporation, any certificate of incorporation on change of name, the memorandum and articles of association, the register of directors, the register of members and the register of mortgages and charges; and

(b)	in respect of the Borrower:

(i)	the certificate of registration and any certificate of registration on change of name;

(ii)	the statements signed on behalf of its general partner pursuant to section 9(1) and (if any) section 10 of the ELP Law;

(iii)	its register of partnership interests, record of contributions and register of security interests; and

(c)	in respect of each Obligor, a recent certificate of good standing issued, in respect of the General Partner, by the Registrar of Companies in the Cayman Islands and in respect of the Borrower, by the Registrar of Partnerships in the Cayman Islands and a recent certificate of incumbency, in each case, as in full force and effect;

(d)	a copy of a resolution of the board of directors of the General Partner:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which the Borrower or the General Partner (as the case may be) is a party and resolving that the Borrower or the General Partner (as the case may be) execute the Finance Documents to which the Borrower or the General Partner (as the case may be) is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which Borrower or the General Partner is a party on the behalf of the Borrower or the General Partner (as the case may be); and

(iii)	authorising a specified person or persons, on behalf of the Borrower or the General Partner (as the case may be), to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which the Borrower or the General Partner is a party; and

(e)	a specimen of the signature of each person authorised by the resolution referred to in paragraph 1.1(d)(ii) above.

1.2	A certificate of an authorised signatory of the General Partner certifying that borrowing, guaranteeing or securing in accordance with the provisions of the Finance Documents, as appropriate, the Commitments would not cause any borrowing, guaranteeing or securing (as applicable) or similar limit binding on each of the Borrower and the General Partner to be exceeded.

1.3	A certificate of an authorised signatory of the General Partner certifying that each copy document relating to the Borrower and the General Partner specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this agreement.

2.	Finance Documents

2.1	The following Finance Documents, each duly executed by each party thereto:

(a)	this agreement;

(b)	the Deposit Account Control Agreement; and

(c)	the Fund Documents.

3.	Transaction Security Documents

3.1	The following Transaction Security Documents, each duly executed by each party thereto:

(a)	the Pledge over Account;

(b)	the Assignment over Capital Calls; and

(c)	the Power of Attorney.

3.2	Any notices required to be delivered pursuant to the Transaction Security Documents listed in paragraph (a) above and for this purpose, (i) an email "read receipt" confirmation, or (ii) shipment tracking information (of the type usually provided by logistics and international express mail service providers) (reasonably acceptable to the Lender) shall suffice as confirmation that the notice has been delivered shall be sufficient.

4.	Existing Facility

4.1	A written confirmation from the Borrower confirming that the Existing Facility has been terminated and there is no outstanding amount under the Existing Facility.

4.2	A copy of the Release Agreement duly executed by each parties thereto.

4.3	A Uniform Commercial Code-3 termination statement in respect of the release of all Existing Security constituted by the Release Agreement duly filed with the New York State filing office.

4.4	A certified copy of the register of mortgages and charges of the General Partner with the release of the Existing Security pursuant to the Release Agreement noted thereon.

5.	Legal opinions

5.1	A legal opinion of Ashurst Hong Kong as legal advisers to the Lender as to English law, substantially in the form distributed to the Lender prior to signing this agreement.

5.2	A legal opinion of Ashurst Hong Kong as legal advisers to the Lender as to Hong Kong law, substantially in the form distributed to the Lender prior to signing this agreement.

5.3	A legal opinion of Ogier as legal advisers to the Lender as to Cayman law, substantially in the form distributed to the Lender prior to signing this agreement.

5.4	A legal opinion of Ashurst LLP as legal advisers to the Lender as to New York law, substantially in the form distributed to the Lender prior to signing this agreement.

5.5	A legal opinion of Walkers (Hong Kong) as legal advisers to the Obligors as to Cayman law in respect of the corporate capacity of the Obligors, substantially in the form distributed to the Lender prior to signing this agreement.

6.	Other documents and evidence

6.1	A due diligence report issued by the counsel to the Lender in respect of the Fund documents, in form and substance satisfactory to the Lender.

6.2	Evidence that notice has been duly delivered to each Investor in accordance with clause 23.9 (Fund Documents) in relation to the Finance Documents and the Transaction Security in respect of such Investor's Undrawn Capital Commitment.

6.3	Evidence that any process agent referred to in clause 38.2 (Service of Process) has accepted its appointment.

6.4	Evidence that any process agent referred to in clause 6(m) of the Pledge over Account (General) has accepted its appointment.

6.5	A certified copy of register of mortgages and charges of the General Partner evidencing that the particulars of the security interests created pursuant to the Assignment over Capital Calls and the Pledge over Account have been entered into.

6.6	A certified copy of the register of partnership interests of the Borrower evidencing that an annotation of the security interests created pursuant to the Assignment over Capital Calls have been made.

6.7	Evidence that Uniform Commercial Code-1 financing statement in respect of the creation of security interests pursuant to the Pledge over Account has been duly filed with the New York State filing office.

6.8	The Original Financial Statements.

6.9	A list of the Investors itemised by their initial commitment amount, capital funded to date, remaining unfunded commitment, address, contact details and/or any other relevant delivery instructions of that Investor.

6.10	A Borrowing Base Certificate.

6.11	A copy of any other Authorisation or other document, opinion, assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

6.12	Any information and evidence requested by the Lender prior to the date of this agreement in respect of any Obligor required to enable the Lender to comply with its anti-money laundering procedures and “know your customer” or other similar checks.

6.13	Evidence that the fees, costs and expenses then due from the Borrower pursuant to clause 14 (Fees) and clause 19 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

schedule 3

Utilisation Request

Part 1 - Utilisation Request – Loans

From:             CITIC Capital China Partners IV, L.P. as borrower

To:	SOCIÉTÉ GÉNÉRALE, a public limited company incorporated in France, acting through its Hong Kong Branch as lender

Dated:      [•]

CITIC Capital China Partners IV, L.P. – USD350,000,000 Facilities Agreement
dated [•] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Facility to be utilised:	[Facility A/Facility B][1]
Proposed Utilisation Date:	[•] or, if that is not a Business Day, the next Business Day)
Amount:	[•] or, if less, the Available Commitment
Interest Period:	[1 week / 2 weeks / 1 Month / 2 Months / 3 Months / 6 Months]
Account number of the bank account opened with the Lender to which proceeds of the Utilisation are to be credited:	[•]
3.	We confirm that each condition specified in clause 4.2 (Further conditions precedent) (including, for the avoidance of doubt, the conditions that no Default is continuing or would result from the proposed Loan and that the Repeating Representations to be made by the Borrower are true in all material respects) is satisfied on the date of this Utilisation Request.

4.	We confirm that on the proposed Utilisation Date and following the drawing of the Loan, the Borrowing Base is greater than the Total Financial Indebtedness of the Borrower.

5.	We set out below the Borrowing Base calculation as at the date of this Utilisation Request:

(a) Amounts included in Borrowing Base	Eligible Undrawn Commitments	Rate	Included Amount
(i) Included Investors	USD[•]	90%	USD[•]
(ii) Designated Investors	USD[•]	65%	USD[•]
Total Eligible Undrawn Commitments			USD[•]

1 Deleted as appropriate.

LESS
(i) Outstanding Loans	(USD[•])
(ii) Outstanding Letters of Credit	(USD[•])
(iii) Outstanding other Financial Indebtedness	(USD[•])
(b) Borrowing Base	USD[•]
(c) Available Facility (lesser of (c)(i) and (c)(ii)):
(i) Total Available Commitments under the Facilities	USD[•]
(ii) Borrowing Base	USD[•]
Available Borrowing Amount:	USD[•]
(d) Requested Utilisation (must not be greater than (b) and the Available Commitment under the Facility to be utilised)	USD[•]

6.	We confirm that in each case where:

(a)	the Undrawn Capital Commitment of an Included Investor accounts for more than 20 per cent of the aggregate Undrawn Capital Commitments of all Eligible Investors, such amount of that Included Investor's Undrawn Capital Commitment in excess of 20 per cent has been excluded from the calculation of the amounts to be included in the Borrowing Base;

(b)	the Undrawn Capital Commitment of a Designated Investor accounts for more than 10 per cent of the aggregate Undrawn Capital Commitments of all Eligible Investors, such amount of that Designated Investor's Undrawn Capital Commitment in excess of 10 per cent has been excluded from the calculation of the amounts to be included in the Borrowing Base;

(c)	the aggregate Undrawn Capital Commitments of all Designated Investors account for more than 35 per cent of the aggregate Undrawn Capital Commitments of all Eligible Investors, such amount of that aggregate Undrawn Capital Commitments that is in excess of 35 per cent has been excluded from the calculation of Borrowing Base; and

(d)	an Eligible Investor has been or is entitled to be excused from funding any part (but not all) of its Undrawn Capital Commitment pursuant a provision of the Fund Documents, such amount of Undrawn Capital Commitment that such Investor is excused from or is entitled to be excused from funding has been excluded from the calculation of the Eligible Undrawn Commitment of such Investor.

7.	[We confirm that to the best of our knowledge and after due enquiry, no Investor is in breach of the Fund Documents to the extent that such breach could have a Material Adverse Effect.]

8.	The proceeds of this Loan should be credited to [account].

9.	This Utilisation Request is irrevocable.

10.	[Attached is the Borrowing Base Certificate dated as of the date of this Utilisation Request.][2]

Signed:	For and on behalf of
CITIC Capital China Partners IV, L.P.
Acting through its General Partner
CCP IV GP Ltd.

Name:
Title:

Name:
Title:

2 Required for a Loan which is not a Rollover Loan.

Part 2 - Utilisation Request – Letters of Credit

From:              CITIC Capital China Partners IV, L.P. as borrower

To:	SOCIÉTÉ GÉNÉRALE, a public limited company incorporated in France, acting through its Hong Kong Branch as lender

Dated:            [•]

CITIC Capital China Partners IV, L.P. – USD350,000,000 Facilities Agreement
dated [•] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Lender on the following terms:

Facility to be utilised:	[Facility A/Facility B][3]
Proposed Utilisation Date:	[•] or, if that is not a Business Day, the next Business Day)
Amount:	[•] or, if less, the Available Commitment
Interest Period:	[1 week / 2 weeks / 1 Month / 2 Months / 3 Months / 6 Months]
Account number of the bank account opened with the Lender to which proceeds of the Utilisation are to be credited:	[•]
3.	We confirm that each condition specified in clause 4.2 (Further conditions precedent) (including, for the avoidance of doubt, the conditions that no Default is continuing or would result from the proposed Utilisation and that the Repeating Representations to be made by the Borrower are true in all material respects) is satisfied on the date of this Utilisation Request.

4.	We also attach a duly completed original of the L/C Application.

5.	We confirm that on the proposed Utilisation Date and following the drawing of the Loan, the Borrowing Base is greater than the Total Financial Indebtedness of the Borrower.

6.	We set out below the Borrowing Base calculation as at the date of this Utilisation Request:

(a) Amounts included in Borrowing Base	Eligible Undrawn Commitments	Rate	Included Amount
(i) Included Investors	USD[•]	90%	USD[•]
(ii) Designated Investors	USD[•]	65%	USD[•]
Total Eligible Undrawn Commitments			USD[•]
LESS

3 Deleted as appropriate.

(iii) Outstanding Loans	(USD[•])
(iv) Outstanding Letters of Credit	(USD[•])
(v) Outstanding other Financial Indebtedness	(USD[•])
(b) Borrowing Base	USD[•]
(c) Available Facility (lesser of (c)(i) and (c)(ii)):
(i) Total Available Commitments under the Facilities	USD[•]
(ii) Borrowing Base	USD[•]
Available Borrowing Amount:	USD[•]
(d) Requested Utilisation (must not be greater than (b) and the Available Commitment under the Facility to be utilised)	USD[•]

7.	We confirm that in each case where:

(a)	the Undrawn Capital Commitment of an Included Investor accounts for more than 20 per cent of the aggregate Undrawn Capital Commitments of all Eligible Investors, such amount of that Included Investor's Undrawn Capital Commitment in excess of 20 per cent has been excluded from the calculation of the amounts to be included in the Borrowing Base;

(b)	the Undrawn Capital Commitment of a Designated Investor accounts for more than 10 per cent of the aggregate Undrawn Capital Commitments of all Eligible Investors, such amount of that Designated Investor's Undrawn Capital Commitment in excess of 10 per cent has been excluded from the calculation of the amounts to be included in the Borrowing Base;

(c)	the aggregate Undrawn Capital Commitments of all Designated Investors account for more than 35 per cent of the aggregate Undrawn Capital Commitments of all Eligible Investors, such amount of that aggregate Undrawn Capital Commitments that is in excess of 35 per cent has been excluded from the calculation of Borrowing Base; and

(d)	an Eligible Investor has been or is entitled to be excused from funding any part (but not all) of its Undrawn Capital Commitment pursuant a provision of the Fund Documents, such amount of Undrawn Capital Commitment that such Investor is excused from or is entitled to be excused from funding has been excluded from the calculation of the Eligible Undrawn Commitment of such Investor.

8.	[We confirm that to the best of our knowledge and after due enquiry, no Investor is in breach of the Fund Documents to the extent that such breach could have a Material Adverse Effect.]

9.	This Utilisation Request is irrevocable.

10.	Attached is the Borrowing Base Certificate dated as of the date of this Utilisation Request.

Delivery Instructions: [specify delivery instructions]

Signed: For and on behalf of
CITIC Capital China Partners IV, L.P.
Acting through its General Partner
CCP IV GP Ltd.

Name:
Title:

Name:
Title:

schedule 4

Form of Compliance Certificate

To:	SOCIÉTÉ GÉNÉRALE, a public limited company incorporated in France, acting through its Hong Kong Branch as Lender

From:	CITIC Capital China Partners IV, L.P. as Borrower

Dated:	[●]

CITIC Capital China Partners IV, L.P. – USD350,000,000 Facilities Agreement
dated [●] (the "Agreement")

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that the Borrowing Base is greater than the Total Financial Indebtedness as of the date of this Compliance Certificate.

3.	We confirm that: [Insert details of covenants to be certified including calculations]

4.	[We confirm that no Default is continuing.][4]

Signed:	For and on behalf of
CITIC Capital China Partners IV, L.P.
Acting through its General Partner
CCP IV GP Ltd.

Name:
Title:

Name:
Title:

[4]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

schedule 5

Timetables

Part 1 – Loans

Facility A

Delivery of a duly completed Utilisation Request (clause 6.1 (Delivery of a Utilisation Request))

D-1 11.00 a.m. (Hong Kong time)

With the prior consent of the Lender, the Borrower may utilise by delivery to the Lender of a duly completed Utilisation Request no later than 10.00 a.m. (Hong Kong time) on the proposed Utilisation Date.

The Lender may permit such Utilisation Request submitted prior to 10.00 a.m. (Hong Kong time) and may fund the requested Utilisation on a best effort basis.

LIBOR is fixed	Quotation Day 11.00 a.m. (London time)
Reference Bank Rate calculated by reference to available quotations in accordance with clause 13.2 (Calculation of Reference Bank Rate)	Noon (London time) on the Quotation Day

" D- " refers to the number of Business Days before the relevant Utilisation Date.

Facility B

Delivery of a duly completed Utilisation Request (clause 6.1 (Delivery of a Utilisation Request))	D-1 11.00 a.m. (Hong Kong time), provided that the Borrower has, on a best effort basis, given prior written notice to the Lender of the proposed Utilisation at least 10 Business Days prior to the proposed Utilisation Date.
LIBOR is fixed	Quotation Day 11.00 a.m. (London time)
Reference Bank Rate calculated by reference to available quotations in accordance with clause 13.2 (Calculation of Reference Bank Rate)	Noon (London time) on the Quotation Day

" D- " refers to the number of Business Days before the relevant Utilisation Date.

Part 2 – Letters of Credit

Facility A

Delivery of a duly completed Utilisation Request (clause 7.2 (Delivery of a Utilisation Request for Letters of Credit))

D-1 11.00 a.m. (Hong Kong time)

With the prior consent of the Lender, the Borrower may utilise by delivery to the Lender of a duly completed Utilisation Request no later than 10.00 a.m. (Hong Kong time) on the proposed Utilisation Date.

The Lender may permit such Utilisation Request submitted prior to 10.00 a.m. (Hong Kong time) and may fund the requested Utilisation on a best effort basis.

Delivery of a duly completed Renewal Request (clause 7.6 (Renewal of a Letter of Credit))	D-4

" D- " refers to the number of Business Days before the relevant Utilisation Date.

Facility B

Delivery of a duly completed Utilisation Request (clause 7.2 (Delivery of a Utilisation Request for Letters of Credit))	D-1 11.00 a.m. (Hong Kong time) , provided that the Borrower has, on a best effort basis, given prior written notice to the Lender of the proposed Utilisation at least 10 Business Days prior to the proposed Utilisation Date.
Delivery of a duly completed Renewal Request (clause 7.6 (Renewal of a Letter of Credit))	D-4

" D- " refers to the number of Business Days before the relevant Utilisation Date.

schedule 6

Form of Letter of Credit

From:	[Beneficiary] (the "Beneficiary")

Dated:	[●]

Irrevocable Standby Letter of Credit no.[●]

At the request of [●], [Lender] (the "Lender") issues this irrevocable standby Letter of Credit ("Letter of Credit") in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].5

"Demand" means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

"Expiry Date" means [●].

"Total L/C Amount" means [●].

2.	Lender's agreement

(a)	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Lender a duly completed Demand. A Demand must be received by the Lender by no later than [●] p.m. ([London] time) on the Expiry Date.

(b)	Subject to the terms of this Letter of Credit, the Lender unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)	The Lender will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

(a)	The Lender will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Lender as the date upon which the obligations of the Lender under this Letter of Credit are released.

(b)	Unless previously released under paragraph (a) above, on [●]p.m. ([London] time) on the Expiry Date the obligations of the Lender under this Letter of Credit will cease with no further liability on the part of the Lender except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Lender is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Lender.

[5]	This may need to be amended depending on the currency of payment under the Letter of Credit.

4.	Payment

All payments under this Letter of Credit shall be made in [●] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Lender at its address and by the particular department or officer (if any) as follows:

[●]

6.	Assignment

The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.

7.	ISP 98

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).

Yours faithfully,

[Lender]

By:

schedule

Form of Demand

From:	[Lender]

Dated:	[●]

Standby Letter of Credit no. [●] issued in favour of [BENEFICIARY]
(the "Letter of Credit")

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [●] is due [and has remained unpaid for at least [●] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [●].

2.	Payment should be made to the following account:

Name: [●]

Account Number: [●]

Bank: [●]

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)                                             (Authorised Signatory)

For

[BENEFICIARY]

schedule 7

Borrowing Base Certificate

From:       CITIC Capital China Partners IV, L.P. as borrower

To:	SOCIÉTÉ GÉNÉRALE, a public limited company incorporated in France, acting through its Hong Kong Branch as lender

Dated:      [•]

CITIC Capital China Partners IV, L.P. – USD350,000,000 Facilities Agreement
dated [•] (the "Agreement")

1.	We refer to the Agreement. This is a Borrower Base Certificate.

2.	Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

3.	Attached to this certificate in the annex is a list of all Eligible Investors and the General Partner and their respective Capital Commitments and Undrawn Capital Commitments.

4.	As of the date of this certificate, the aggregate amounts of any loans, guarantees and other obligations of the Borrower for which Eligible Undrawn Commitments are available to repay are set out below:

	Description of Loan/ Guarantee/ Other Obligation	Amount in USD	Due Date
1.
2.
3.
4.

Signed:	For and on behalf of
CITIC Capital China Partners IV, L.P.
Acting through its General Partner
CCP IV GP Ltd.

Name:
Title:

Name:
Title:

Annex

List of Eligible Investors

[***]

schedule 8

Existing Included Investors

[***]

schedule 9

Current Undrawn Capital Commitments

[***]

Signatures

The Borrower

Signed by for and on behalf of CITIC CAPITAL CHINA PARTNERS IV, L.P. acting through its general partner CCP IV GP LTD.	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Chan Kai Kong Name: Chan Kai Kong Title: Director /s/ Rikizo Matsukawa Name: Rikizo Matsukawa Title: Director

Address for notice:

Address:	[***]

Email:	[***]

Fax:	[***]

Attention:	[***]

[Signature Page – Facilities Agreement]

The General Partner

Signed by for and on behalf of CCP IV GP LTD.	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Chan Kai Kong _ Name: Chan Kai Kong Title: Director /s/ Rikizo Matsukawa Name: Rikizo Matsukawa Title: Director

Address for notice:

Address:	[***]

Email:	[***]

Fax:	[***]

Attention:	[***]

[Signature Page – Facilities Agreement]

The Lender

Signed by

SOCIÉTÉ GÉNÉRALE, a public limited company incorporated in France, acting through its Hong Kong Branch, whose principal place of business is 38/F Three Pacific Place, 1 Queen’s Road East, Hong Kong

) ) ) ) ) ) ) )	/s/ Florence Coeroll Florence Coeroll Head of Asset Backed Products, Asia Pacific Societe Generale A limited liability company Incorporated in France

Address for notice:

Address:	[***]
Email:	[***]
Attention:	[***]
Telephone:	[***]

With a copy to:

Address:	[***]
Email:	[***]
Attention:	[***]
Telephone:	[***]
Fax:	[***]

With a copy to:

Address:	[***]
Email:	[***]
Attention:	[***]
Telephone:	[***]
Fax:	[***]

[Signature Page – Facilities Agreement]